Exhibit 10.1

OFFICE/LABORATORY LEASE

BETWEEN

EMERY STATION WEST, LLC (LANDLORD)

AND

GRITSTONE ONCOLOGY, INC. (TENANT)

EmeryStation West

Emeryville, California

i

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OFFICE/LABORATORY LEASE

ARTICLE 1

BASIC LEASE PROVISIONS

1.1	BASIC LEASE PROVISIONS

In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1)	BUILDING AND ADDRESS:

5959 Horton Street

Emeryville, California 94608

(2)	LANDLORD AND ADDRESS:

Emery Station West, LLC

1120 Nye Street, Suite 400

San Rafael, California 94901

Notices to Landlord shall be addressed:

Emery Station West, LLC

c/o Wareham Property Group

1120 Nye Street, Suite 400

San Rafael, California 94901

With a copy to:

Stewart Ward & Josephson LLP

1601 Response Road, Suite 390

Sacramento, California 95815

Attention: Winnifred C. Ward, Esq.

And to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94901

Attention: Senior Real Estate Partner

(3)	TENANT AND NOTICE ADDRESS:

(a)	Name and Entity:

Gritstone Oncology, Inc., a Delaware corporation

(b)	Federal Tax Identification Number:

47-4859534

Tenant shall promptly notify Landlord of any change in the foregoing items.

(c)	Notices to Tenant shall be addressed:

Prior to the Rent Commencement Date:

Gritstone Oncology, Inc.

5858 Horton Street, Suite 210

Emeryville, CA 94608

Attention: Chief Financial Officer

With a copy to:

Gritstone Oncology, Inc.

5858 Horton Street, Suite 210

Emeryville, CA 94608

Attention: Legal Department

On and after the Rent Commencement Date:

At the Premises

Attention: Chief Financial Officer

With a copy to:

At the Premises

Attention: Legal Department

(4) DATE OF LEASE: as of January 28, 2019

(5) INITIAL TERM: Commencing on the Commencement Date, and ending on the last day of the one hundred twentieth (120th) full calendar month following the Rent Commencement Date

(6) PROJECTED COMMENCEMENT DATE: Not later than five (5) business days after the Date of Lease

(7) RENT COMMENCEMENT DATE: The earlier of (i) two hundred seventy (270) days after the Commencement Date, and (ii) the date on which Tenant opens for business in all or any part of the Premises.

(8) EXPIRATION DATE: The last day of the 120th full calendar month following the Rent Commencement Date

(9) MONTHLY BASE RENT:

PERIOD (MEASURED FROM THE RENT COMMENCEMENT DATE)	MONTHLY BASE RENT	APPROXIMATE MONTHLY RATE PER RENTABLE SQUARE FOOT OF PREMISES
*Months 01 – 02	$0.00	$0.00
**Months 03 – 12	$167,174.65	$4.85
Months 13 – 24	$172,189.89	$5.00
Months 25 – 36	$177,355.59	$5.15
Months 37 – 48	$182,676.26	$5.30
Months 49 – 60	$188,156.55	$5.46
Months 61 – 72	$193,801.25	$5.62
Months 73 – 84	$199,615.29	$5.79
Months 85 – 96	$205,603.75	$5.96
Months 97 – 108	$211,771.86	$6.14
Months 109 – 120	$218,125.02	$6.33

*

Tenant shall not be required to pay Base Rent for the first 2 full calendar months of the Initial Term following the Rent Commencement Date (the “Base Rent Forgiveness Period”). All other Rent under this Lease, including without limitation, payment of the Rent Adjustment Deposit (as hereinafter defined), shall continue to be due and payable without abatement during the Base Rent Forgiveness Period. The other provisions of this Section to the contrary notwithstanding, Landlord and Tenant acknowledge that Base Rent for the Base Rent Forgiveness Period would be the sum of $167,174.65 per month, and a total of $334,349.30 (the “Total Base Rent Forgiveness Amount”), in the absence of the forgiveness of the Base Rent for such period.

**

“Month 3” will include any partial calendar month following the Rent Commencement Date if the Rent Commencement Date is other than the first (1st) day of a calendar month, and in the event Month 3 includes any partial calendar month, Tenant shall pay the prorated amount of Monthly Base Rent for such partial calendar month pursuant to Article 3 in addition to the Monthly Base Rent for the first full calendar month of the Term.

(10) RENTABLE AREA OF THE PREMISES: 34,469 square feet (which square footage does not include square footage of the Terrace)

(11) PREMISES: The leasable area located on the third (3rd) floor of the Building, as outlined on Exhibit A hereto, including the exclusive use of the terrace on the north side of the Building (the “Terrace”), which Terrace is part of the “Premises” for all purposes under this Lease, but the square footage of which Terrace is not included in the Rentable Area of the Premises

(12) TENANT’S USE OF PREMISES: Research and development laboratory use, and general office use, and any other purposes incidental to the foregoing uses

(13) SECURITY DEPOSIT: $574,941.03, calculated to be equal to three (3) months of Base Rent based on the average Base Rent amount during the Initial Term, subject to reduction as more specifically defined in Article 5 hereof.

(14) TENANT’S PARKING RIGHTS: Two (2) unreserved parking rights in the Garage (as defined below) for each 1,000 square feet of Rentable Area of the Premises (i.e., 68 parking rights).

(15) BROKERS:

Landlord’s Broker: Kidder Mathews

Tenant’s Broker: JLL

(16) TENANT WORK ALLOWANCE: $4,032,873.00 (i.e., $117.00 per square foot of the Rentable Area of the Premises)

1.2	ENUMERATION OF EXHIBITS AND RIDER

The Exhibits and Rider set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	Outline of Premises
EXHIBIT A-1	Common Terrace
EXHIBIT B	Workletter Agreement
EXHIBIT B-1	Applicable Green Building Standards
EXHIBIT B-2	Base, Shell and Core
EXHIBIT C-1	Laboratory Rules and Regulations
EXHIBIT C-2	Rules and Regulations
EXHIBIT D	SNDA
RIDER 1	Commencement Date Agreement

1.3	DEFINITIONS

For purposes hereof, in addition to terms defined elsewhere in this Lease, the following terms shall have the following meanings:

AFFILIATE: Any corporation or other business entity that is currently owned or controlled by, owns or controls, or is under common ownership or control with Tenant or Landlord, as the case may be.

ARCHITECT: As defined in Section 2.1 of the Workletter.

BASE SHELL AND CORE: The shell of (i) the Premises, (ii) the floor of the Building on which the Premises is located, and (iii) the Common Areas, as defined in the Workletter and further described on Exhibit B-2 to this Lease.

BANKRUPTCY CODE: As defined in Section 11.3.

BUILDING: The building located at the address specified in Section 1.1(1). The Building may include office, laboratory, medical, retail and other uses consistent with equivalent high-quality research laboratory and office space buildings in Emeryville and Berkeley, California.

CABLE: As defined in Section 8.2.

CITY: The City of Emeryville, California.

COMMENCEMENT DATE: The date determined in accordance with Article 2.

COMMON AREAS: All areas of the Project for the general common use or benefit of the tenants of the Building, and their employees and invitees, or the public, including the Common Terrace, the main lobby of the Building, the aerial walkway from the Common Terrace to the existing bridge over the railroad tracks (which existing bridge Tenant acknowledges is neither owned or controlled by Landlord), as such areas currently exist and as they may be changed from time to time.

COMMON TERRACE: The common terrace on the 3rd floor of the Building, as shown by the “hatched” area on Exhibit A-1.

CONTRACTOR: As defined in the Workletter.

DECORATION: Tenant Alterations which do not require a building permit and which do not involve any of the structural elements of the Building, or any of the Building’s systems, including its electrical, mechanical, plumbing, security, heating, ventilating, air-conditioning, communication, and fire and life safety systems.

DEFAULT: As defined in Section 11.1.

DEFAULT RATE: Two (2) percentage points above the rate then most recently announced by Bank of America N.A. at its San Francisco main office as its base lending reference rate, from time to time announced, but in no event higher than the maximum rate permitted by Law.

EMERYSTATION CAMPUS: The Project, plus the office, medical and laboratory/research buildings with ground floor office and/or retail spaces located in Emeryville, California and owned by Landlord or Landlord’s affiliates, and associated surface and garage parking as designated by Landlord or Landlord’s affiliates from time to time, together with the fee and associated interests in real property associated with such buildings, and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing.

EXPIRATION DATE: The date specified in Section 1.1(8).

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord or Tenant, as applicable, including water shortages, energy shortages or governmental preemption in connection with an act of God, a national emergency, or by reason of Law, or by reason of the conditions of supply and demand which have been or are affected by act of God, war or other emergency; provided, however, in no event shall any of the forgoing excuse Tenant from timely payment of any Rent or other sums due under this Lease.

GARAGE: The parking garage structure located at 6100 Horton Street.

GREEN BUILDING STANDARDS: One or more of the following: the U.S. EPA’s Energy Star® Portfolio Manager, the Green Building Initiative’s Green Globes™ building rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED®) building rating system, the ASHRAE Building Energy Quotient (BEQ), the Global Real Estate Sustainability Benchmark (GRESB), or other standard for high performance buildings adopted by Landlord with respect to the Building or the Project, as the same may be revised from time to time. The Green Building Standards applicable to the Tenant Work are set forth on Exhibit B-1 to this Lease.

HAZARDOUS MATERIALS: As defined in Section 7.1(f).

HAZARDOUS MATERIALS LAWS: As defined in Section 7.1(f).

LAND: The parcel(s) of real estate on which the Building and Project are located.

LANDLORD DELAY: As defined in Section 2.2(c).

LANDLORD INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property, and their respective partners, members, directors, officers, agents and employees.

LANDLORD WORK: The construction or installation of the work, if any, specifically described in the Workletter and exhibits attached hereto, including the construction and installation of the Base Shell and Core.

LAWS OR LAW: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

LEASE YEAR: The twelve month period beginning on the first day of the first month following the Rent Commencement Date (unless the Rent Commencement Date is the first day of a calendar month in which case beginning on the Rent Commencement Date), and each subsequent twelve month, or shorter, period until the Expiration Date.

LEASEHOLD IMPROVEMENTS: As defined in Section 12.1.

MONTHLY BASE RENT: The monthly base rent specified in Section 1.1(9).

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

NATIONAL HOLIDAYS: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

OPERATING EXPENSES: All costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the management, operation, maintenance, and repair of the Building and the Property, including, without limitation, property management fees not to exceed three and one-half percent (3 1⁄2%) of Landlord’s gross receipts of rent from the Property; costs and expenses of any capital improvement, installed in, or made to, the Building after the Rent Commencement Date to the extent such capital improvement reduces Operating Expenses, amortized over such period as is reasonably determined by Landlord (but not less than the useful life of such improvement), together with interest thereon at a rate reasonably determined by Landlord; costs and expense of any capital improvement which is required under any governmental law or regulation which was not promulgated, or which was promulgated but was not applicable to the Building, as of the Rent Commencement Date, amortized over such period as Landlord shall reasonably determine (but not less than the useful life of such improvement), together with interest thereon at a rate reasonably determined by Landlord); an equitable allocation of management office expenses associated with the management office for the Property (including, without limitation, office rent, supplies, equipment, salaries, wages, bonuses and other compensation relating to employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the EmeryStation Campus); and, if applicable, the cost of operating a fitness center and/or conference center that is available for use by Tenant (which centers may be located in other buildings in the EmeryStation Campus), as reasonably determined by Landlord. Operating Expenses shall not include: (1) capital improvements made to the Property, except as expressly set forth above; (2) repair, replacements and general maintenance and other costs paid by proceeds of insurance or condemnation or by Tenant or other third parties; (3) costs of alterations of the premises of tenants of the Project and costs of preparing, improving or altering any space in preparation for occupancy of any new or renewal tenant; (4) costs of goods or services to the extent billed directly (whether by the service provider or Landlord) to Tenant or other tenants of the Project, including payment for janitorial services and any other utilities to the Premises; (5) costs of any equipment, services, utilities or any other items of expense which are available solely to one or more retail tenants of the Building and any utilities or other similar expenses incurred directly by a retail tenant; (6) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building; (7) costs to purchase or rent fine artwork or sculptures for the Project; (8) compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord and/or all fees paid to any parking facility operator (on- or off-site); (9) the cost of any parking validations or credits not generally available to all tenants of the Building; (10) expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies and advertising beyond the normal expenses otherwise attributable to providing Building services; (11) the cost of any “tenant relations” parties, events or promotion not consented to by Tenant in writing; (12) ground rental payments; (13) depreciation and any other interest or financing charges, (14) interest and principal payments on loans (except for loans for capital expenditures or improvements which Landlord may include in Operating Expenses), mortgages on the Property and other fees and expenses associated with such loans and mortgages; (15) bad debt losses, rent losses and reserves for such losses; (16) any costs incurred in connection with correcting defects in the Building structure due to defective or illegal construction, or costs, fines or penalties incurred to correct violations by Landlord or the Building of the requirements of any Laws or insurance or utility company requirements if the violation existed and was being enforced on the Rent Commencement Date; (17) costs or expenses incurred to remove or remediate any Hazardous Materials from the Property whose presence occurs or arises out of the acts or omissions of Landlord; (18) ground rental payments; (19) real estate brokerage and leasing commissions; (20) advertising and marketing expenses; (21) costs to the extent Landlord has been reimbursed for the same by insurance proceeds, condemnation awards, third party warranties or Tenant or other third parties (other than tenants’ reimbursement of Operating Expenses); (22) expenses incurred in negotiating leases of tenants in the Project or enforcing lease obligations of tenants in the Project, including allowances, moving expenses, assumption of rent under existing leases and other concessions and other costs incurred in leasing space in or procuring tenants for the Building; (23) accounting or legal fees incurred in the negotiation of leases with other Building tenants or in litigation with other Building tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building; (24) [reserved]; (25) Landlord’s general corporate overhead or administrative expenses (except to the extent included in the property management fees), including Landlord’s charitable or political contributions; (26) costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, such as trustee’s fees, annual fees, partnership organization or administration expenses, deed recordation expenses, legal and accounting fees (other than with respect to Building operations); (27) wages, salaries, fees, and fringe benefits paid to individuals who are executive personnel or officers or partners of Landlord beyond the level of portfolio manager; (28) any operating expenses representing an amount paid to an affiliate of Landlord which is materially in excess of the amount which would be paid in the absence of such relationship (not including the property management fee); (29) late payments, charges and penalties paid by Landlord unless attributable to Tenant’s default hereunder; and (30) costs directly incurred in connection with a sale, financing, refinancing or transfer of all or any portion of the Project (except as provided for in the definition of Taxes, below). If any Operating Expense, though paid in one year, relates to more than one calendar year, at the option of Landlord such expense may be proportionately allocated among such related calendar years; provided that only those periods falling within the Term of this Lease shall be allocated to Tenant. Operating Expenses for the Property that are not, in Landlord’s reasonable discretion, allocable solely to either the office, laboratory or retail portion of the Building shall be equitably allocated by Landlord between/amongst such uses. The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same.

PREMISES: The space located in the Building described in Section 1.1 and as depicted on Exhibit A attached hereto.

PROJECT or PROPERTY: The Project consists of the office and laboratory/research building located at the street address specified in Section 1.1(1), and associated surface and garage parking as designated by Landlord from time to time, landscaping and improvements, together with the Land, any associated interests in real property, and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing. The Project may also be referred to as the Property.

PROJECTED COMMENCEMENT DATE: The date specified in Section 1.1(6).

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses and/or Taxes. The Rent Adjustments shall be determined and paid as provided in Article 4.

RENT ADJUSTMENT DEPOSIT: An amount equal to Landlord’s estimate of the Rent Adjustment attributable to each month of the applicable calendar year (or partial calendar year) during the Term, as provided in Article 4.

RENT COMMENCEMENT DATE: The date determined pursuant to Section 1.1(7).

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.1(10), which amount may change from time to time due to Landlord’s remeasurement of the Premises upon a physical change in the size of the Premises or the Building, provided such change does not result in any change to the Monthly Base Rent set forth in Section 1.1(8) above. Landlord and Tenant acknowledge and agree that the Rentable Area of the Premises does not and shall not include the area of the Terrace, even though the Terrace is considered part of the Premises for all other purposes under this Lease. Landlord shall not be permitted to remeasure the Premises during the Term, except as expressly set forth herein.

SECURITY DEPOSIT: The funds specified in Section 1.1(13), if any, deposited by Tenant with Landlord as security for Tenant’s performance of its obligations under this Lease.

STANDARD OPERATING HOURS: Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturdays from 9:00 A.M. to 1:00 P.M., excluding National Holidays.

SUSTAINABILITY PRACTICES: The operations and maintenance practices for the Building, whether incorporated into the Building’s Rules and Regulations, construction rules and regulations or separate written sustainability policies of Landlord with respect to the Building or the Project, as the same may be revised from time to time so long as such revisions do not materially and negatively impact Tenant’s use of or access to the Premises, addressing, among other things: energy efficiency; energy measurement and reporting; water usage; recycling, composting, and waste management; indoor air quality; and chemical use.

SUBSTANTIALLY COMPLETE or SUBSTANTIAL COMPLETION: The completion of the Base Shell and Core in material compliance with all applicable Laws and the specifications set forth on Exhibit B-2 to this Lease, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done, if any, the non-completion of which do not materially interfere with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business. Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete “punchlist” or similar minor corrective work.

TAXES: All federal, state and local governmental taxes, assessments, license fees and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, or operation of the Property or any of its components (including any personal property used in connection therewith) or Landlord’s business of owning and operating the Property, which may also include any rental, revenue, general gross receipts or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed for any period of such year (based upon the Building being fully completed and the Property being fully assessed), whether or not such Taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall be determined without reference to any abatement or exemption from or credit against Taxes applicable to all or part of the Property due to the tax-exempt status of a tenant or tenants of the Property. Notwithstanding the foregoing to the contrary, “Taxes” shall not include (i) any excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, recordation and transfer taxes, estate taxes, federal and state income taxes, or other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts attributable to operations at the Project), (ii) any tax paid by any other tenant in the Project in connection with its personal property located in the Project, (iii) any expense for which Tenant is responsible pursuant to any provision of this Lease, whether or not Tenant pays such expense to Landlord directly, (iv) any taxes attributable to the construction of additional square footage or rentable area in the Building unless Tenant’s Share of the Building is appropriately adjusted to reflect such addition,, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes. Tenant and Landlord acknowledge that

Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of Taxes for purposes of this Lease.

TENANT ADDITIONS: Collectively, Tenant Work and Tenant Alterations.

TENANT ALTERATIONS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Building systems serving the Premises (excluding Base Shell and Core or Tenant Work); and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.1(b).

TENANT INDEMNITEES: As defined in Section 17.2(b).

TENANT PARTY OR TENANT PARTIES: As defined in Section 7.1(f)(1)(x).

TENANT WORK: The construction or installation of the work specifically described in the Workletter (other than the Base Shell and Core), and all work installed or furnished to the Premises by Tenant, if any, pursuant to the Workletter.

TENANT’S SHARE: The percentage that represents the ratio of the Rentable Area of the Premises to the Rentable Area of the Building, as reasonably determined by Landlord from time to time. Tenant acknowledges that the Rentable Area of the Premises or Building may change as a result of Tenant leasing additional space within the Building or a change in the physical layout of the Building, respectively. Notwithstanding anything herein to the contrary, Landlord may equitably adjust Tenant’s Share for all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building and/or the Project or that varies with the occupancy of the Building and/or the Project.

TERM: The initial term of this Lease commencing on the Commencement Date and expiring on the Expiration Date, and extension of the initial term, if any.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease Terminates or Tenant’s right to possession of the Premises terminates.

TERRACE: The area defined in Section 1.1(11).

WORKLETTER AGREEMENT: The Agreement regarding the manner of completion of Tenant Work set forth on Exhibit B attached hereto.

ARTICLE 2

PREMISES, TERM, FAILURE TO GIVE POSSESSION, AND PARKING

2.1	LEASE OF PREMISES

(a) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease. The parties acknowledge and agree that the Rentable Area set forth in this Lease has been conclusively determined and is deemed final for the purposes of this Lease.

(b) Tenant shall have the non-exclusive right to use of the shared amenities for the EmeryStation Campus, as they may exist from time to time, such as the conference room and the employee exercise center, etc., in accordance with the standard Building policy regulating such usage.

2.2	TERM

(a) Initial Term. The “Commencement Date” shall be (i) the date on which Landlord has Substantially Completed the Base Shell and Core and tendered possession of the Premises to Tenant; or (ii) any earlier date upon which Tenant, with Landlord’s written permission, takes possession of any portion of the Premises to commence construction of the Tenant Work.

(b) Commencement Date Agreement. Within thirty (30) days following the occurrence of the Rent Commencement Date, Landlord and Tenant shall enter into an agreement (the form of which is attached hereto as Rider 1) confirming the Commencement Date, the Rent Commencement Date and the Expiration Date. If Tenant fails to timely enter into such agreement, then the Commencement Date, the Rent Commencement Date and the Expiration Date shall be the dates designated by Landlord in such agreement.

(c) Landlord Delay. Notwithstanding anything to the contrary contained in this Lease, the Rent Commencement Date shall be extended by any periods of Landlord Delay. The term “Landlord Delay” shall mean each day that the completion of the Tenant Work is delayed by any of the following:

(1) Special work, changes, alterations, additions, or any changes requested or made by Landlord in the design or finish in any part of the Premises after approval of the Working Drawings (as described in the Workletter Agreement); or

(2) The performance or completion by Landlord or any person engaged by Landlord of any work in or about the Premises that materially interferes with the construction of the Tenant Work; or

No Landlord Delay shall be deemed to occur unless and until Tenant provides written notice to Landlord, in compliance with the notice provisions of this Lease, claiming that such delay(s) occurred and specifying in detail the action or inaction on the part of Landlord which is the basis for such claim. If such action or inaction is not cured by Landlord by the date which is one (1) business day after Landlord’s receipt of such notice (the “Cure Date”), and Tenant proves that such action or inaction did actually cause a delay in completion of the Tenant

Work, the Landlord Delay as set forth in such notice shall be deemed to have occurred commencing as of the date after the Cure Date and continuing for the number of days the inaction or action claimed by Tenant in such notice remains uncured and actually and directly causes a delay in completion of the Tenant Work beyond such date. Furthermore, Tenant shall provide Landlord with written notice of any delay due to Force Majeure within three (3) days of the occurrence thereof, and Tenant’s failure to provide Landlord with such written notice shall constitute Tenant’s waiver of such Force Majeure delay.

2.3	FAILURE TO DELIVER POSSESSION

If the Premises is not delivered to Tenant with the Base Shell and Core Substantially Completed by the Projected Commencement Date for any reason, Landlord shall not be liable for any claims, damages or liabilities by reason thereof, nor affect the validity of this Lease or the obligations of Tenant hereunder; provided that if, for any reason, possession of the Premises with the Base Shell and Core Substantially Completed is not so delivered to Tenant by the date that is forty-five (45) days after the Projected Commencement Date (the “Outside Delivery Date”), then Tenant may, by written notice to Landlord given before possession of the Premises is so delivered to Tenant (but given not later than ten (10) business days after the Outside Delivery Date), terminate this Lease.

2.4	CONDITION OF PREMISES

Tenant shall notify Landlord in writing within one (1) year after the Commencement Date of any defects (including latent defects) in the Premises or the Building claimed by Tenant or in the materials or workmanship furnished by Landlord in completing the Base Shell and Core. A “latent defect” is a defect in the Base Shell and Core that would not ordinarily be observed during a walk-through inspection. Except for defects stated in such notice, Tenant shall be conclusively deemed to have accepted the Premises “AS IS” in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the Premises subject to Landlord’s ongoing maintenance, repair and replacement obligations. Landlord shall proceed diligently to correct the defects stated in such notice unless Landlord disputes the existence of any such defects. In the event of any dispute as to the existence of any such defects, the decision of the Architect shall be final and binding on the parties. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Real Property and no representation regarding the condition of the Premises or the Real Property has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this Lease or in the Workletter.

2.5	PARKING

During the Term, Tenant may use the number of spaces specified in Section 1.1(14) (“Tenant’s Parking Rights”) for parking at the standard prevailing monthly rates being charged from time to time by Landlord or its parking operator without regard to discounts provided to any other occupants of the Building. The current standard rate is $145.00 per space, per month. All such parking shall be located in the Garage and shall be leased by Tenant at then quoted rates for unreserved parking. Notwithstanding the prior sentence, the cost of Tenant’s parking during the first twelve (12) months of the Lease Term shall be billed at seventy-five percent (75%) of such quoted rate. To the extent available, additional monthly parking may be provided by Landlord (or an Affiliate of Landlord) to Tenant, at Landlord’s or Landlord’s Affiliate’s reasonable discretion, to the extent stalls are available and not committed to other tenants or purposes on the EmeryStation Campus. In the event Tenant fails at any time to pay the full amount of such parking charges within ten (10) days after demand therefor, Tenant’s Parking Rights shall be reduced to the extent of Tenant’s failure to pay for any such parking. The locations and type of parking (including, without limitation, valet parking, if any) within the Garage shall be designated by Landlord or Landlord’s parking operator from time to time, so long as Tenant has use of the number of spaces specified in Section 1.1(14) on an unreserved basis at unreserved rates in the Garage. Tenant acknowledges and agrees that (a) the parking spaces serving the Project may include tandem or valet parking and a mixture of spaces for compact vehicles as well as full-size passenger automobiles, and (b) Tenant shall not use parking spaces for vehicles larger than the striped size of the parking spaces, nor shall Tenant park cars overnight (other than if an employee of Tenant is working overnight at the Premises or traveling). All vehicles utilizing Tenant’s Parking Rights shall prominently display identification stickers or other markers, and/or have passes or keycards for ingress and egress, as may be reasonably required and provided by Landlord or its parking operator from time to time at Landlord’s sole cost and expense. Tenant shall comply with any and all reasonable parking rules and regulations from time to time established by Landlord or Landlord’s parking operator, including a requirement that Tenant pay to Landlord or Landlord’s parking operator a charge for loss and replacement of passes, keycards, identification stickers or markers, and for any and all loss or other damage caused by persons or vehicles related to use of Tenant’s Parking Rights. Tenant shall not allow any vehicles using Tenant’s parking spaces to be parked, loaded or unloaded except in accordance with this Section, including in the areas and in the manner designated by Landlord or its parking operator for such activities. If any vehicle is using the parking or loading areas contrary to any provision of this Section, Landlord or its parking operator shall have the right, in addition to all other rights and remedies of Landlord under this Lease, to remove or tow away the vehicle without prior notice to Tenant, and the reasonable cost thereof shall be paid to Landlord within ten (10) days after notice from Landlord.

2.6	RENEWAL OPTIONS

(a) Tenant shall have the option to renew this Lease (“Renewal Option”) with respect to the entirety of the Premises for two (2) consecutive additional terms of five (5) years each (each a “Renewal Term”), commencing upon expiration of the initial Term or the first Renewal Term, as applicable. Each Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord not earlier than fifteen (15) months and not later than nine (9) months prior to commencement of the Renewal Term. If Tenant properly exercises a Renewal Option, then references in this Lease to the Term shall be deemed to include the Renewal Term. Tenant’s rights under this Section 2.6 shall, at the option of Landlord, be null and void and Tenant shall have no right to renew this Lease if on the date Tenant exercises a Renewal Option or on the date immediately preceding the commencement date of a Renewal Term a Default beyond the applicable cure period shall have occurred and be continuing hereunder.

(b) If Tenant properly exercises a Renewal Option, then during such Renewal Term all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial Term shall apply during the Renewal Term, including without limitation the obligation to pay Rent Adjustments, except that (i) Tenant shall accept the Premises in their then “as-is” state and condition and Landlord shall have no obligation to make or pay for any improvements to the Premises, and (ii) during the Renewal Term the Monthly Base Rent payable by Tenant shall be the Fair Market Value during the Renewal Term as hereinafter set forth.

(c) For purposes of this Section, the term “Fair Market Value” shall mean the rental rate, additional rent adjustment and other charges and increases, if any, for equivalent high-quality research laboratory and office space comparable in size, location and quality of the Premises under primary lease (and not sublease) to new or renewing tenants in Emeryville and Berkeley, California, for a comparable term with base rent adjusted for the relative tenant improvement allowance, if applicable, and other concessions, if applicable, and taking into consideration such amenities as existing improvements and non-removable fixtures in place at the time of such renewal (but not including the value of any Tenant Additions made to the Premises following the Commencement Date and the completion of Tenant’s initial build-out), view, floor on which the Premises are situated and the like, situated in comparable science/laboratory and office buildings in Emeryville or Berkeley.

(d) If Tenant properly exercises a Renewal Option, then Landlord, by notice to Tenant not later than six (6) months prior to commencement of the Renewal Term, shall indicate Landlord’s determination of the Fair Market Value. Tenant, within fifteen (15) days after the date on which Landlord provides such notice of the Fair Market Value shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s acceptance of Landlord’s determination of the Fair Market Value, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of Tenant’s election to submit the Fair Market Value to binding arbitration (the “Arbitration Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Arbitration Notice within such fifteen (15) day period. Landlord shall send Tenant a second written notice specifying the Fair Market Rent (the “Second FMV Notice”) and such Second FMV Notice shall include the following: “FAILURE TO ACCEPT SAID FAIR MARKET RENT AMOUNT IN WRITING OR DISPUTE SUCH AMOUNT BY SUBMITTING TO ARBITRATION IN ACCORDANCE WITH SECTION 2.8(d) OF THE LEASE WITHIN TEN (10) DAYS SHALL BE DEEMED TENANT’S AGREEMENT TO PAY SUCH AMOUNT DURING THE RENEWAL TERM.” If Tenant fails to provide Landlord with either a Binding Notice or Arbitration Notice within ten (10) days after receiving the Second FMV Notice, Tenant shall have been deemed to have given the Binding Notice. If Tenant provides or is deemed to have provided Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein.

(e) If the parties are unable to agree upon the Fair Market Value for the Premises within ten (10) days after Landlord’s receipt of the Arbitration Notice, Fair Market Value as of commencement of the Renewal Term shall be determined as follows:

(1) Within twenty (20) days after the date Tenant delivers the Arbitration Notice, Tenant, at its sole expense, shall obtain and deliver in writing to Landlord a determination of the Fair Market Value for the Premises for a term equal to the Renewal Term from a broker or appraiser (“Tenant’s broker”) licensed in the State of California and engaged in the science/laboratory and office leasing markets in Emeryville and Berkeley, California, for at least the immediately preceding five (5) years. If Landlord accepts such determination, Landlord shall provide written notice thereof within ten (10) days after Landlord’s receipt of such determination and the Base Rent for the Renewal Term shall be adjusted to an amount equal to the Fair Market Value determined by Tenant’s broker. Landlord shall be deemed to have rejected Tenant’s determination if Landlord fails to respond within the ten (10) day period.

(2) If Landlord provides notice that it rejects, or is deemed to have rejected, such determination, within twenty (20) days after receipt of the determination of Tenant’s broker, Landlord shall designate a broker or appraiser (“Landlord’s broker”) licensed in the State of California and possessing the qualifications set forth in (1) above. Landlord’s broker and Tenant’s broker shall mutually agree upon a third broker, similarly qualified and who is not then or has not previously acted for either party, within five (5) days after the appointment of Landlord’s broker (“Neutral Broker”).

(3) The Neutral Broker shall determine the Fair Market Value for the Premises as of the commencement of the Renewal Term within fifteen (15) days after the appointment of such Neutral Broker by choosing the determination of the Landlord’s broker that was set forth in the initial notice delivered by Landlord pursuant to Section 2.6(d) or the Tenant’s broker that was delivered pursuant to Section 2.6(e)(1), whichever is closer to its own determination of Fair Market Value. The decision of the Neutral Broker shall be binding on Landlord and Tenant.

(f) Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination as well as the costs and fees of any broker who assists Tenant in the renewal. The costs and fees of the Neutral Broker shall be paid one-half by Landlord and one-half by Tenant.

(g) If the amount of the Fair Market Value has not been determined pursuant to this Section 2.6 as of the commencement of the Renewal Term, then Tenant shall continue to pay the Base Rent in effect during the last month of the initial Term until the amount of the Fair Market Value is determined. When such determination is made, Tenant shall pay any deficiency to Landlord within ten (10) days following Landlord’s written demand or Landlord shall refund any overpayment to Tenant within ten (10) days following Tenant’s written demand.

(h) If Tenant is entitled to and properly exercises its Renewal Option, upon determination of Fair Market Value pursuant to this Section 2.6, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Expiration Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after determination of Fair Market Value and, provided the same is accurate, Tenant shall execute and return the Renewal Amendment to Landlord within ten (10) days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

ARTICLE 3

RENT

From and after the Rent Commencement Date, Tenant shall pay to Landlord at the address specified in Section 1.1(2), or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever (except as otherwise provided herein), Rent, including Monthly Base Rent and Rent Adjustments in accordance with Article 4, during the Term. Monthly Base Rent shall be paid monthly in advance on or prior to the tenth (10th) day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord concurrently with Tenant’s execution of this Lease. Monthly Base Rent shall be prorated for partial months within the Term. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

ARTICLE 4

RENT ADJUSTMENTS AND PAYMENTS

4.1	RENT ADJUSTMENTS

(a) From and after the Rent Commencement Date, Tenant shall pay to Landlord Rent Adjustments with respect to each calendar year (or partial calendar year in the case of the year in which the Rent Commencement Date and the Termination Date occur) as follows:

(1) The Rent Adjustment Deposit representing Tenant’s Share of Operating Expenses for the applicable calendar year (or partial calendar year), monthly during the Term with the payment of Monthly Base Rent;

(2) The Rent Adjustment Deposit representing Tenant’s Share of Taxes for the applicable calendar year (or partial calendar year), monthly during the Term with the payment of Monthly Base Rent; and

(3) Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.2. Rent Adjustments due from Tenant to Landlord for any calendar year (or partial calendar year) shall be Tenant’s Share of Operating Expenses for such calendar year (or partial calendar year) and Tenant’s Share of Taxes for such calendar year (or partial calendar year).

(b) On or before the beginning of each calendar year or with Landlord’s Statement (as defined in Section 4.2 below), Landlord shall estimate and notify Tenant in writing of its estimate of the amount of Operating Expenses and Taxes payable by Tenant for such calendar year. Prior to the first determination by Landlord of the amount of Operating Expenses and Taxes for the first calendar year during the Term, Landlord may estimate such amounts in the foregoing calculation. Landlord shall have the right from time to time during any calendar year (but not more often than once in any calendar year) to provide a new or revised estimate of Operating Expenses and/or Taxes and to notify Tenant in writing thereof, of corresponding adjustments in Tenant’s Rent Adjustment Deposit payable over the remainder of such year, and of the amount or revised amount due allocable to months preceding such change. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change, which notice may be given by Landlord from time to time during any calendar year throughout the Term (but not more often than once in any calendar year).

(c) For purposes of determining Rent Adjustments, if the Building or Property is not fully occupied during all or a portion of any calendar year during the Term, Landlord shall make appropriate adjustments to the variable components of Operating Expenses for such calendar year (or partial calendar year), employing sound accounting and management principles consistently applied, to determine the amount of Operating Expenses that would have been paid or incurred by Landlord had the Building or Property been one hundred percent (100%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such calendar year (or partial calendar year). In the event that the Property is not fully assessed for all or a portion of any calendar year (or partial calendar year) during the Term, then Taxes shall be adjusted to an amount which would have been payable in such calendar year (or partial calendar year) if the Property had been fully assessed. In the event any other tenant in the Building provides itself with a service of a type which Landlord would supply under this Lease without an additional or separate charge to Tenant, then Operating Expenses shall be deemed to include the cost Landlord would have incurred had Landlord provided such service to such other tenant. To the extent that any items of Operating Expense of which Tenant pays Tenant’s Share relate to buildings which contain both office and retail space, then with respect to those Operating Expenses which relate to the office space (and not the retail space), Tenant’s Share may be adjusted to reflect that fraction of all office space (excluding the retail space) which is represented by the Premises. The benefit of any discount for any early payment or prepayment of Taxes shall accrue to the benefit of Tenant, and such discount shall be subtracted from Tenant’s Share of such Taxes.

4.2	STATEMENT OF LANDLORD

As soon as practical after the expiration of each calendar year (with Landlord making commercially reasonable efforts to do so no later than March 30 of the following calendar year), Landlord will furnish Tenant with a statement respecting the prior calendar year (“Landlord’s Statement”) showing the following:

(a) actual Operating Expenses and Taxes for such calendar year;

(b) The amount of Rent Adjustments due Landlord for the last calendar year, less credit for Rent Adjustment Deposits paid, if any; and

(c) Any change in the Rent Adjustment Deposit due monthly in the current calendar year, including the amount or revised amount due for months following any such change pursuant to Landlord’s Statement.

Tenant shall pay to Landlord within thirty (30) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent Adjustment Deposit next coming due, or refunded to Tenant within thirty (30) days after Landlord’s receipt of the bill from the applicable vendor or authority showing such actual amount if the Term has already expired, provided Tenant is not then in Default hereunder. No interest or penalties shall accrue on any amounts that Landlord is obligated to credit or refund to Tenant by reason of this Section 4.2. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver or release of Tenant’s obligations to pay such amounts unless Landlord fails to deliver such Landlord’s Statement as to Operating Expenses or Taxes (unless such delivery delay as to Taxes is due to a delay in the taxing authority providing updated Tax information) within twenty-four (24) months following the conclusion of the applicable calendar year. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable calendar year (or partial calendar year). During the last complete calendar year or during any partial calendar year in which this Lease terminates, Landlord may include in the Rent Adjustment Deposit its estimate of Rent Adjustments which might not be finally determined until after the termination of this Lease, provided that Tenant shall only be liable to Landlord for Rent Adjustments during the Term of the Lease, and not for the entirety of the last calendar year of the Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of this Lease. Notwithstanding the foregoing, in no event shall the sum of Monthly Base Rent and the Rent Adjustments be less than the Monthly Base Rent payable.

4.3	BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the state in which the Property is located and whose primary business is certified public accounting and who shall not be paid on a contingency basis) shall have the right, for a period of ninety (90) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least five (5) business days in advance. Tenant shall pay for all of Tenant’s costs of such examination. If Tenant performs such examination, but does not object in writing to Landlord’s Statement within one hundred and twenty (120) days of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant [and Tenant shall be deemed to have waived its right to dispute Landlord’s Statement]. If Tenant does dispute any Landlord’s Statement, Tenant shall deliver a copy of any such audit to Landlord at the time of notification of the dispute. If Tenant does not provide such notice of dispute and a copy of such audit to Landlord within such one hundred and twenty day (120) day period, it shall be deemed to have waived such right to dispute Landlord’s Statement. Any amount due to Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Expenses and Taxes unless Tenant has paid and continues to pay all Rent when due. Upon resolution of any dispute with respect to Operating Expenses and Taxes, Tenant shall either pay Landlord any shortfall or Landlord shall credit Tenant with respect to any overages paid by Tenant. The records obtained by Tenant shall be treated as confidential and neither Tenant nor any of its representatives or agents shall disclose or discuss the information set forth in the audit to or with any other person or entity (the “Confidentiality Requirement”). Tenant shall indemnify and hold Landlord harmless for any losses or damages arising out of the breach of the Confidentiality Requirement.

4.4	TENANT OR LEASE SPECIFIC TAXES

In addition to Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and other charges to be paid by Tenant, Tenant shall pay to Landlord, within thirty (30) days after Landlord’s written demand, any and all taxes payable by Landlord (other than federal or state inheritance, general income, gift or estate taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon the measured value of Tenant’s personal property located in the Premises or in any storeroom or any other place in the Premises or the Property, or the areas used in connection with the operation of the Property, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; or (d) upon this transaction; provided that Tenant shall not have any obligation to pay such taxes to the extent such taxes are already included in the calculation of Operating Expenses for the Project. Taxes and supplemental taxes paid by Tenant pursuant to this Section 4.4 shall not be included in any computation of Taxes payable pursuant to Sections 4.1 and 4.2.

ARTICLE 5

SECURITY

(a) Simultaneously with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay Landlord in immediately available funds the cash amount of the Security Deposit for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease. If Tenant fails timely to perform any of the terms, provisions, covenants and conditions of this Lease or any other document executed by Tenant in connection with this Lease beyond any applicable notice and cure period, then Landlord may use, apply, or retain the whole or any part of the Security Deposit for the payment of any Rent not paid when due, for the cost of repairing any damage, for the cost of cleaning the Premises, for the payment of any other sum which Landlord may expend or may be required to expend by reason of Tenant’s failure to perform, including, but not limited to, any loss of future Rent and any damage or deficiency in the reletting of the Premises (whether such loss, damages or deficiency accrue before or after summary proceedings or other reentry by Landlord) and the amount of the unpaid past Rent, future Rent loss, and all other losses, costs and damages, that Landlord would be entitled to recover if Landlord were to pursue recovery under Section 11.2(b) or (c) of this Lease or California Civil Code Section 1951.2 or 1951.4 (and any supplements, amendments, replacements and substitutions thereof and therefor from time to time). If Landlord so uses, applies or retains all or part of the Security Deposit, Tenant shall within five (5) business days after demand pay or deliver to Landlord in immediately available funds the sum necessary to replace the amount used, applied or retained. the Security Deposit (except any amount retained for application by Landlord as provided herein) shall be returned to Tenant with thirty (30) days after the latest of: (i) the Expiration Date; (ii) the removal of Tenant from the Premises; or (iii) the surrender of the Premises by Tenant to Landlord in accordance with this Lease; provided, however, in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder, and further provided that Landlord may retain any amounts necessary to cure uncured defaults so long as reasonable and sufficient documentation of such expenses are provided to Tenant.

(b) The Security Deposit shall not be deemed an advance rent deposit or an advance payment of any kind, or a measure of Landlord’s damages with respect to Tenant’s failure to perform, nor shall any action or inaction of Landlord with respect to it or its use or application be a waiver of, or bar or defense to, enforcement of any right or remedy of Landlord. Landlord shall not be required to keep the Security Deposit separate from its general funds and shall not have any fiduciary duties or other duties (except as set forth in this Section) concerning the Security Deposit. Tenant shall not be entitled to any interest on the Security Deposit. In the event of any sale, lease or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security Deposit, or balance thereof, to the transferee and any such transfer shall release Landlord from all liability for the return of the Security Deposit in the event that the Security Deposit is actually transferred to the purchaser of Landlord’s interest in the Building. Tenant thereafter shall look solely to such transferee for the return or payment of the Security Deposit. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit or any interest in it and Landlord shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance, and regardless of one or more assignments of this Lease, Landlord may return the Security Deposit to the original Tenant without liability to any assignee. Tenant hereby waives any and all rights of Tenant under the provisions of Section 1950.7 of the California Civil Code, and any and all rights of Tenant under all provisions of Law, now or hereafter enacted, regarding security deposits.

(c) If, upon the expiration of the second (2nd) Lease Year, all of the following are true: (i) all Rent due has been paid, (ii) Tenant is not then in Default hereunder, and (iii) Tenant has held an initial public offering (an “IPO”), which IPO raised not less than $1 Billion in net capital for Tenant, Landlord agrees that the Security Deposit amount shall be reduced by one-third (1/3), to become a revised total of $383,294.02, and the difference of $191,647.01 shall be returned to Tenant within ten (10) days following the expiration of the second (2nd) Lease Year. Failure of any of the above to be true at the end of the second (2nd) Lease Year shall mean the Security Deposit shall remain unchanged in amount for the balance of the Lease Term.

ARTICLE 6

SERVICES

6.1	LANDLORD’S GENERAL SERVICES

(a) Landlord shall furnish the following services the cost of which services shall be included in Operating Expenses or paid directly by Tenant to Landlord or, if so designated by Landlord, directly to the utility or service provider:

(1) heat, ventilation and air-conditioning (“HVAC”) in the Premises during Standard Operating Hours as necessary in Landlord’s reasonable judgment for the comfortable occupancy of the Premises under normal business office and laboratory operations, and outside of Standard Operating Hours, HVAC shall be set to minimum safe setback levels for laboratory operations, subject to compliance with all applicable voluntary and mandatory regulations and Laws;

(2) tempered and cold water for normal and customary use in the Premises and in lavatories in common with other tenants from the regular supply of the Building;

(3) customary cleaning and janitorial services in the Common Areas five (5) days per week, excluding National Holidays;

(4) washing of the outside windows in the Premises weather permitting at intervals determined by Landlord; and

(5) automatic passenger and swing/freight elevator service in common with other tenants of the Building. Freight elevator service will be subject to reasonable scheduling by Landlord. Tenant shall have access to the Premises seven (7) days per week, twenty-four (24) hours per day, subject to such reasonable measures and systems for access control and/or tenant identification as exist from time to time at the Building, including, for example only, keys or card-keys for entry.

(b) Landlord shall provide a security program for the Building (but not individually for Tenant or the Premises), the cost of which program shall be an Operating Expense. Landlord shall not be liable in any manner to Tenant or any other Tenant Parties for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security program, or for the failure of any security program to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.

(c) Landlord shall furnish to the Premises replacement lamps, bulbs, ballasts and starters used in any normal Building lighting installed in the Premises at no additional cost to Tenant, except through inclusion in Operating Expenses, and except that if the replacement or repair of such items is a result of negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, such cost shall be paid by Tenant within ten (10) days after notice from Landlord and shall not be included as part of Operating Expenses.

(d) If Tenant uses heat generating machines or equipment in the Premises to an extent which adversely affects the temperature otherwise maintained by the air-cooling system or whenever the occupancy or electrical load adversely affects the temperature otherwise maintained by the air-cooling system, Landlord reserves the right to install or to require Tenant to install supplementary air-conditioning units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance and operation of such units.

(e) Tenant shall pay Landlord at rates fixed by Landlord for all tenants in the Building, charges for all water furnished to the Premises beyond that described in Section 6.1(a)(2), including the expenses of installation of a water line, meter and fixtures.

(f) On and after the Rent Commencement Date, Landlord agrees that in the event of an interruption of power to the Building, Tenant may connect Tenant loads to the emergency generator serving the Building (the “Emergency Generator”) on the following conditions: (i) Tenant loads to the Emergency Generator shall in no event exceed Tenant’s Share of the kVA capacity of the Emergency Generator Landlord elects to make available for shared use by tenants of the Building; (ii) any use of the Emergency Generator, including the duration of use, shall be subject to the requirements and limitations (if any) imposed by applicable Law; and (iii) in the event of an emergency causing an interruption of power to any portion of the Building, Landlord may, in its reasonable discretion, immediately shed or shut down Tenant loads (an “Emergency Shut Down”) to the extent necessary to redirect the power from the Emergency Generator (“Emergency Generator Power”) to the Building’s emergency/life-safety systems (e.g., elevators, fire-life safety and emergency lighting). To the extent Landlord’s load shedding equipment accommodates shedding Tenant loads in stages, then Landlord shall use commercially reasonable good-faith efforts to shed Tenant loads in a priority which Tenant has delivered to Landlord in writing. As a condition to Tenant’s right to connect Tenant loads to the Emergency Generator:

(1) Tenant shall install and maintain, at Tenant’s sole cost and expense, a meter (the “EG Meter”), which shall be designed and configured to capture all Tenant loads connected to the Emergency Generator. Any and all costs and expenses incurred by Landlord in connection with the Emergency Generator, including, without limitation, provisions for loadshedding and shunt trips, fuel and maintenance/repair/replacement costs, shall be an Operating Expense. As a further condition to Tenant’s use of the Emergency Generator Power, Landlord shall have the right to install and maintain a shunt trip device (“Shunt Trip Device”) designed and configured to automatically shut down Tenant’s connection to the Emergency Generator and use of Emergency Generator Power in the event that the generator load for the Building exceeds eighty percent (80%) of the Emergency Generator rating, provided, however, that such Shunt-Trip Device cannot interfere with any vivariums being used by Tenant in the Premises.

(2) Tenant shall provide Landlord and Landlord’s building management staff (the “Building Management Staff”) with access to the EG Meter at all times for the purpose of inspection, and upon twenty-four (24) hours’ prior written notice if necessary (in the reasonable opinion of the Building Management Staff or Landlord), to perform maintenance or repairs thereto. In the event that Landlord incurs any cost or expense in connection with the inspection, repair or maintenance of the EG Meter, Tenant shall reimburse Landlord for Landlord’s reasonable and customary actual out-of-pocket costs and expenses in connection therewith within thirty (30) days after Tenant’s receipt of Landlord’s written demand therefor (which demand shall be accompanied by documentation of the costs and expenses which are the subject of such demand). Landlord shall have the right at any time during the Term to install and maintain additional or separate transfer switches, meters, control devices and shunt trip devices in order to monitor and control Tenant’s connection to the Emergency Generator and use of the Emergency Generator Power.

(3) Notwithstanding anything to the contrary herein, Tenant acknowledges that the Emergency Generator and any transfer switch may be exercised on a periodic basis, such exercise to be conducted by Landlord or the Building Management Staff at Landlord’s reasonable discretion, and further provided that Landlord shall notify Tenant at least seventy-two (72) hours prior written notice for scheduled or planned uses. Tenant further acknowledges that annual maintenance procedures require that the Emergency Generator be taken off-line and that an annual full load test be performed on an annual basis, which test shall be conducted by Landlord or the Building Management Staff at Landlord’s reasonable discretion; provided, however, Landlord shall give Tenant not less than five (5) business days’ prior written notice thereof. Landlord shall not be liable to Tenant, and Tenant shall not be entitled to any abatement of rent or other recourse in the event that Emergency Generator Power is not available for any reason. Landlord’s actual out-of-pocket cost of such exercise and testing shall be included in Operating Expenses.

(4) Upon the expiration or earlier termination of the Term, Tenant shall surrender and assign the EG Meter to Landlord. In no event shall Tenant be entitled to any reimbursement from Landlord for costs incurred by Tenant in connection with Tenant’s installation and maintenance of the EG Meter.

(5) Any attempt by Tenant or any of its subtenants or other transferees to make any additional connection from the Premises to the Emergency Generator without Landlord’s prior written consent shall constitute a material breach and default, and Tenant shall reimburse Landlord for all reasonable and customary actual out-of-pocket costs and expenses incurred by Landlord in connection with curing any such default within ten (10) business days following Tenant’s receipt of Landlord’s demand therefor accompanied by documentation of such costs and expenses.

6.2	UTILITIES AND JANITORIAL SERVICES

All utility services used in the production of heating and cooling and air supply and exhaust from the central HVAC systems serving the Building and Premises, including, without limitation, electricity and gas, water and sewer services used in the operation of the central HVAC systems, shall constitute Operating Expenses. Electricity used in the Common Areas and emergency power, water and sewer services supplied to the Building and the Premises shall constitute Operating Expenses. Electricity usage within the Premises, other than overhead lighting and central HVAC systems, shall be measured by a separate meter or sub-meter to be installed as part of the Tenant Work, and paid by Tenant within 15 days after billing as additional Rent under this Lease. If Tenant desires to use gas in the Premises, a separate meter or sub-meter must be installed as part of the Tenant Work, and measured usage will be paid by Tenant within 15 days after billing as additional Rent under this Lease. In addition, Tenant shall provide its own janitorial services to the Premises, using a janitorial service reasonably acceptable to Landlord or shall make arrangements with Landlord for Landlord, through Landlord’s vendors, to perform such Premises cleaning services, and shall pay the costs thereof directly to Landlord. Notwithstanding any provision of this Lease to the contrary, Tenant shall not make any alterations or additions to the electric equipment or systems, in each instance, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed so long as such alterations or additions (i) do not exceed the capacity of the wiring, feeders and risers and (ii) are in compliance with the City’s building code. Tenant’s use of electric current shall at no time exceed the capacity of the wiring, feeders and risers providing electric current to the Premises or the Building. The consent of Landlord to the installation of electric equipment shall not relieve Tenant from the obligation to limit usage of electricity to no more than such capacity.

6.3	ADDITIONAL AND AFTER HOUR SERVICES

At Tenant’s written request and with Tenant’s prior reasonable approval of the cost therefor, Landlord shall furnish additional quantities of any of the services or utilities specified in Section 6.1, if Landlord can reasonably do so, on the terms set forth herein. For services or utilities requested by Tenant and furnished by Landlord, Tenant shall pay to Landlord as a charge therefor Landlord’s actual cost from time to time for such services and utilities, as additional Rent under this Lease (plus an administrative mark-up of not more than 15% on any such services, but not on any such utilities), provided, that Tenant shall not be charged for such services and utilities at a rate in excess of that charged to any tenant of the Building at the time the charge is imposed. Without limiting the generality of the foregoing, for HVAC service outside of Standard Operating Hours and beyond After-Hours Setback levels, Landlord’s prevailing rate as of the date of this Lease includes a one (1) hour minimum per activation. If Tenant shall fail to make any such payment within ten (10) days after demand therefor, Landlord may, upon notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any or all of such additional services.

6.4	TELEPHONE SERVICES

All telephone and communication connections which Tenant may desire shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the location of all Cables and the work in connection therewith shall be performed by contractors reasonably approved by Landlord and shall be subject to the direction of Landlord and in compliance with Landlord’s then current Building Standards for Cable installation, except that such approval is not required as to Tenant’s telephone equipment (including cabling) within the Premises and from the Premises in a route designated by Landlord to any telephone cabinet or panel provided (i.e., existing as part of the Base Shell and Core, if any) on Tenant’s floor for Tenant’s connection to the telephone cable serving the Building so long as Tenant’s equipment does not require connections different than or additional to those to the telephone cabinet or panel provided. Except to the extent of such cabling within the Premises or from the Premises to such telephone cabinet or panel, Landlord reserves the right to designate and reasonably control the entity or entities providing Cable installation, removal, repair and maintenance in the Building and to restrict and control access to telephone cabinets or panels, so long as such entity is competitively priced with other similar vendors. In the event Landlord designates a particular vendor or vendors to provide such Cable installation, removal, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program, so long as such vendor or vendors is or are competitively priced with other similar vendors. Tenant shall be responsible for and shall pay, as additional Rent under this Lease, all costs incurred in connection with the installation of Cables in the Premises, including any hook-up, access and maintenance fees related to the installation of such Cables in the Premises and the commencement of service therein, and the maintenance thereafter of such Cables; and there shall be included in Operating Expenses for the Building all installation, removal, hook-up or maintenance costs incurred by Landlord in connection with Cables serving the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all Cables in the Premises and such failure affects or interferes with the operation or maintenance of any other Cables serving the Building, upon at least twenty-four (24) hours prior written notice, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). Tenant shall not be obligated to remove any Cables or cabling installed by Tenant upon surrender of the Premises. Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone or other communication service to the Premises and the Building.

6.5	DELAYS IN FURNISHING SERVICES

Tenant agrees that Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns, by the act or default of Tenant or other parties or by an event of Force Majeure. No such failure, delay or change shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease, without any deduction or offset; provided, however, in the case of any such failure or delay is caused by the gross negligence or willful misconduct of Landlord, its contractors or agents or any of their respective employees, and the same materially interferes with Tenant’s ability to conduct business in the Premises, then Rent shall be abated commencing on the fifth (5th) consecutive business day following such failure or delay and shall continue until such time as the failure or delay that materially interferes with Tenant’s ability to conduct business in the Premises is cured. Failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Property, shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom. Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.

6.6	CHOICE OF SERVICE PROVIDER

Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone, internet and technical services) to the Building, the Premises and/or its occupants, provided that Landlord for each type of service, Landlord may not elect to change the service provider more than once per calendar year, and further provided that any change in service provider shall not result in any material reductions in the level and quality of service or availability of such service. Landlord shall reimburse Tenant for any costs associated with changing such service provider. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Building and the Premises or its occupants, and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

6.7	SIGNAGE

(a) Generally. Initial Building standard signage for Tenant will be installed by Landlord in the directory in the main lobby of the Building and, in the case of any multi-tenant floor, in the listing of tenants in the elevator lobby for the floor on which the Premises is located and at Tenant’s main entry door to the Premises at Landlord’s sole cost and expense. Any change in such initial signage shall be only with Landlord’s prior written consent, shall conform to Building standard signage and shall be at Tenant’s sole cost and expense. In the event that Landlord permits another tenant of the Building the right to install addition or specialized signage in the main lobby of the Building, Landlord agrees to grant Tenant such rights on substantially the same terms and conditions.

(b) Exterior Sign. In addition to the signage identified in Section 6.7(a) above, Tenant shall be entitled to Tenant’s Share of the tenant listings (as applicable, “Tenant’s Exterior Sign”) on any available monument signage for the Building. Landlord shall have the right to reasonably approve the plans and specifications for the design and installation of Tenant’s Exterior Sign, the identity of any contractor or subcontractor to be employed on the work of installing Tenant’s Sign, and the time for performance of such work. Any and all maintenance and repair relating to Tenant’s Exterior Sign shall be the sole responsibility of Tenant. Tenant shall promptly perform such maintenance and repair obligations in a good and workmanlike manner, such that Tenant’s Exterior Sign appears and operates at all times in the manner intended at the time it was designed and installed. All costs pertaining to the design, installation, operation, maintenance, repair and removal of Tenant’s Exterior Sign or any part thereof shall be paid by Tenant when due. The provisions of this Lease pertaining to mechanic’s liens shall apply to Tenant’s Exterior Sign. Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 6.7(b) are personal to the original Tenant executing this Lease (“Named Tenant”) and shall not be assigned or assignable, in whole or in part, to any third party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Premises shall be permitted to exercise the rights granted to Named Tenant under this Section 6.7(b).

ARTICLE 7

USE OF PREMISES; LANDLORD’S ACCESS

7.1	USE OF PREMISES

(a) Tenant shall occupy and use the Premises only for the uses specified in Section 1.1(12) to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Hazardous Materials Law; (2) may be dangerous to persons or property or which may invalidate any policy of insurance carried on the Building or covering its operations; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules of the Building set forth in Article 18; (4) would tend to create or continue a nuisance; or (5) in any manner that will cause the Building or any part thereof not to conform with the Project’s Sustainability Practices or the certification of the Building’s core and shell issued pursuant to the applicable Green Building Standards.

(b) Landlord shall initially provide Tenant with one hundred (100) access card keys and shall thereafter provide additional access card keys upon Tenant’s request, the cost of which shall be paid by Tenant within ten (10) days of Landlord’s demand therefor, and Tenant shall place a deposit for such cards with Landlord to cover lost cards or cards which are not returned within thirty (30) days following the expiration or earlier termination of this Lease, provided that Landlord shall return any deposit to Tenant less any amounts due for unreturned access cards.

(c) Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises, the Building and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below; (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including with respect to the Tenant Work, any Tenant Alterations or other work to be performed in the Premises under or in connection with this Lease after the Commencement Date; (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant Additions in the Premises; and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises for uses other than as set forth in Section 1.1(12). Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

(d) Landlord and Tenant agree to cooperate and use commercially reasonable efforts to participate in traffic management programs generally applicable to businesses located in or about the area and Tenant shall encourage and support van, shuttle service, and carpooling by, its office workers and service employees to the extent reasonably permitted by the requirements of Tenant’s business. Neither this Section or any other provision of this Lease is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

(e) Tenant agrees to reasonably cooperate with Landlord and any and all guidelines or controls concerning energy management and usage disclosure imposed upon Landlord by federal or state governmental organizations or by any energy conservation association to which Landlord is a party or which is applicable to the Building, including, without limitation, the requirements of California’s Nonresidential Building Energy Use Disclosure Program, as more particularly specified in California Public Resources Code Sections 25402.10 et seq. and regulations adopted pursuant thereto. Further, Tenant hereby authorizes (and agrees that Landlord shall have the authority to authorize) any electric or gas utility company providing service to the Building to disclose from time to time so much of the data collected and maintained by it regarding Tenant’s energy consumption data as may be necessary to cause the Building to participate in the ENERGY STAR® Portfolio Manager system and similar programs; and Tenant further authorizes Landlord to disclose information concerning energy use by Tenant, in combination with the energy use of other tenants, as applicable as Landlord determines to be necessary to comply with applicable Laws pertaining to the Building or Landlord’s ownership thereof.

(f) Hazardous Materials.

(1) Definitions. The following terms shall have the following meanings for purposes of this Lease:

(i) “Biohazardous Materials” means any and all substances and materials defined or referred to as “medical waste,” “biological waste,” “biohazardous waste,”“biohazardous material” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) California Health & Safety Code Sections 25105 et seq., and any regulations promulgated thereunder, as amended from time to time.

(ii) “Chemical Control Area Plan” means that certain plan for the use and storage of Hazardous Materials in the Building created by Landlord and approved by the City.

(iii) “Environmental Condition” means the Release of any Hazardous Materials in, over, on, under, through, from or about the Project (including, but not limited to,the Premises).

(iv) “Environmental Damages” means all claims, suits, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable,arising out of or in connection with any Environmental Condition, including, to the extent arising out of an Environmental Condition, without limitation: (A) damages for personal injury, or for injury or damage to the Project or natural resources occurring on or off the Project, including without limitation (1) any claims brought by or on behalf of any person, (2) any loss of, lost use of, damage to or diminution in value of any Project or natural resource, and (3) costs of any investigation, remediation, removal, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise reasonably necessary to protect the public health or safety, whether on or off the Project; (B) reasonable fees incurred for the services of attorneys, consultants, contractors, experts and laboratories in connection with the preparation of any feasibility studies, investigations or reports or the performance of any work described above; (C) any liability to any third person or governmental agency to indemnify such person or agency for costs expended or liabilities incurred in connection with any items described in clause (A) or (B) above; (D) any fair market or fair market rental value of the Project; and (E) the amount of any penalties, damages or costs a party is required to pay or incur in excess of that which the party otherwise would reasonably have expected to pay or incur absent the existence of the applicable Environmental Condition.

(v) “Handling” or “Handles”, when used with reference to any substance or material, includes (but is not limited to) any receipt, storage, use, generation, Release, transportation, treatment or disposal of such substance or material.

(vi) “Hazardous Materials” means any and all chemical, explosive, biohazardous, radioactive or otherwise toxic or hazardous materials or hazardous wastes, including without limitation any asbestos-containing materials, PCB’s, CFCs, petroleum and derivatives thereof, Radioactive Materials, Biohazardous Materials, Hazardous Wastes, any other substances defined or listed as or meeting the characteristics of a hazardous substance, hazardous material, Hazardous Waste, toxic substance, toxic waste, biohazardous material, biohazardous waste, biological waste, medical waste, radiation, radioactive substance, radioactive waste, or other similar term, as applicable, under any law, statute, ordinance, code, rule, regulation, directive, order, condition or other written requirement enacted, promulgated or issued by any public officer or governmental or quasi-governmental authority, whether now in force or hereafter in force at any time or from time to time to protect the environment or human health, and/or any mixed materials, substances or wastes containing more than one of the foregoing categories of materials, substances or wastes.

(vii) “Hazardous Materials Laws” means, collectively, (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, (B) the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812, (C) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6987 (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, “RCRA”), (D) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq., (E) the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code Sections 25500 et seq., (F) the California Hazardous Waste Control Law, California Health & Safety Code Sections 25100 et seq. (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, the “CHWCL”), (G) California Health & Safety Code Sections 25015-25027.8, (H) any amendments to or successor statutes to any of the foregoing, as adopted or enacted from time to time, (I) any regulations or amendments thereto promulgated pursuant to any of the foregoing from time to time, (J) any Laws relating to Biohazardous Materials, including (but not limited to) any regulations or requirements with respect to the shipping, use, decontamination and disposal thereof, and (K) any other Law now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, including (but not limited to) any requirements or conditions imposed pursuant to the terms of any orders, permits, licenses, registrations or operating plans issued or approved by any governmental or quasi-governmental authority from time to time either on a Project-wide basis or in connection with any Handling of Hazardous Materials in, on or about the Premises or the Project.

(viii) “Hazardous Wastes” means (A) any waste listed as or meeting the identified characteristics of a “hazardous waste” or terms of similar import under RCRA, (B) any waste meeting the identified characteristics of a “hazardous waste”, “extremely hazardous waste” or “restricted hazardous waste” under the CHWCL, and/or (C) any and all other substances and materials defined or referred to as a “hazardous waste” or other term of similar import under any Hazardous Materials Laws.

(ix) “Landlord’s Contamination” means any Hazardous Materials which exist in, on, under or in the vicinity of the Project as of the date of this Lease or which migrate onto or beneath the Project after termination of this Lease. Tenant shall not be required to pay any costs with respect to the remediation or abatement of Landlord’s Contamination.

(x) “Radioactive Materials” means (A) any and all substances and materials the Handling of which requires an approval, consent, permit or license from the Nuclear Regulatory Commission, (B) any and all substances and materials the Handling of which requires a Radioactive Material License or other similar approval, consent, permit or license from the State of California, and (C) any and all other substances and materials defined or referred to as “radiation,” a “radioactive material” or “radioactive waste,” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) Title 26, California Code of Regulations Section 17-30100, and any statutes, regulations or other laws administered, enforced or promulgated by the Nuclear Regulatory Commission.

(xi) “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the air, land, surface water, groundwater or the environment (including without limitation the abandonment or discarding of receptacles containing any Hazardous Materials).

(xii) “Tenant’s Contamination” means any Hazardous Material Release on or about the Property by Tenant and/or any agents, employees, contractors, vendors, suppliers, licensees, subtenants, and invitees of Tenant (individually, a “Tenant Party” and collectively, “Tenant Parties”).

(2) Handling of Hazardous Materials. The parties acknowledge that Tenant wishes and intends to use all or a portion of the Premises as a bio-pharmaceutical research and development facility in conformance with the conduct by Tenant of its business in accordance with the use specified in Section 1.1(12), that such use, as conducted or proposed to be conducted by Tenant, would customarily include the Handling of Hazardous Materials, and that Tenant shall therefore be permitted to engage in the Handling in the Premises of necessary and reasonable quantities of Hazardous Materials customarily used in or incidental to the operation of a bio-pharmaceutical research, development preparation and/or dispensing facility in conformance with business operations of Tenant in the manner conducted or proposed to be conducted by Tenant hereunder (“Permitted Hazardous Materials”), provided that the Handling of such Permitted Hazardous Materials by all Tenant Parties shall at all times comply with and be subject to all provisions of this Lease and all Laws, including all Hazardous Materials Laws, and with Landlord’s Chemical Control Area Plan for the Building. Without limiting the generality of the foregoing, Tenant shall comply at all times with all Hazardous Materials Laws applicable to any aspect of Tenant’s use of the Premises and the Project and of Tenant’s operations and activities in, on and about the Premises and the Project, and shall ensure at all times that Tenant’s Handling of Hazardous Materials in, on and about the Premises does not violate (x) the terms of any governmental licenses or permits applicable to the Building (including, but not limited to, the Building Discharge Permit as defined below) or Premises or to Tenant’s Handling of any Hazardous Materials therein, or (y) any applicable requirements or restrictions relating to the occupancy classification of the Building and the Premises.

(3) Disposition or Emission of Hazardous Materials. Tenant shall not Release or dispose of any Hazardous Materials, except to the extent authorized by permit, at the Premises or on the Project, but instead shall arrange for off-site disposal, under Tenant’s own name and EPA waste generator number (or other similar identifying information issued or prescribed by any other governmental authority with respect to Radioactive Materials, Biohazardous Materials or any other Hazardous Materials) and at Tenant’s sole expense, in compliance with all applicable Hazardous Materials Laws, with the Laboratory Rules and Regulations (defined below) and with all other applicable Laws and regulatory requirements.

(4) Information Regarding Hazardous Materials. Tenant shall maintain and make available to Landlord the following information and/or documentation upon demand:

(i) An inventory of all Hazardous Materials that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time, or at the time of preparation of such inventory proposes or expects to use, handle, generate, transport, store, treat or dispose of from time to time, in connection with its operations at the Premises. Such inventory shall include, but shall separately identify, any Hazardous Wastes, Biohazardous Materials and Radioactive Materials covered by the foregoing description. If such inventory includes any Biohazardous Materials, Tenant shall also disclose in writing to Landlord the Biosafety Level designation associated with the use of such materials.

(ii) Copies of all then existing permits, licenses, registrations and other similar documents issued by any governmental or quasi-governmental authority that authorize any Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party.

(iii) All Material Safety Data Sheets (“MSDSs”), if any, required to be completed with respect to operations of Tenant at the Premises from time to time in accordance with Title 26, California Code of Regulations Section 8-5194 or 42 U.S.C. Section 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDSs.

(iv) All hazardous waste manifests (as defined in Title 26, California Code of Regulations Section 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Premises.

(v) A copy of any “Hazardous Materials Business Plan” required from time to time with respect to Tenant’s operations at the Premises pursuant to California Health &Safety Code Sections 25500 et seq., and any regulations promulgated thereunder, as amended from time to time, or in connection with Tenant’s application for a business license from the City. If applicable law does not require Tenant to prepare a Hazardous Materials Business Plan, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Hazardous Materials Business Plan, including (but not limited to) information regarding Tenant’s Hazardous Materials inventories. The parties acknowledge that a Hazardous Materials Business Plan would ordinarily include an emergency response plan, and that regardless of whether applicable Law requires Tenant or other tenants in the Building to prepare Hazardous Materials Business Plans, Landlord in its discretion may elect to prepare a coordinated emergency response plan for the entire Building and/or for multiple Buildings on the Project (if and to the extent applicable).

(vi) Any “Contingency Plans and Emergency Procedures” required of Tenant from time to time, in connection with its operations at the Premises, pursuant to applicable Law, Title 26, California Code of Regulations Sections 22-67140 et seq., and any amendments thereto, and any “Training Programs and Records” required under Title 26, California Code of Regulations Section 22-66493, and any amendments thereto from time to time. Landlord in its discretion may elect to prepare a Contingency Plan and Emergency Procedures for the entire Building and/or for multiple buildings on the Project, in which event, if applicable law does not require Tenant to prepare a Contingency Plan and Emergency Procedures for its operations at the Premises, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Contingency Plan and Emergency Procedures.

(vii) Copies of any biennial or other periodic reports furnished or required to be furnished to the California Department of Health Services from time to time, under applicable law, pursuant to Title 26, California Code of Regulations Section 22-66493 and any amendments thereto, relating to any Hazardous Materials.

(viii) Copies of any industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations at the Premises (the parties presently anticipate, however, that because of the existence of the Building Discharge Permit in Landlord’s name as described above. Tenant will not be required to maintain a separate, individual discharge permit).

(ix) Copies of any other lists, reports, studies, or inventories of Hazardous Materials or of any subcategories of materials included in Hazardous Materials that Tenant is otherwise required to prepare and file from time to time with any governmental or quasi-governmental authority in connection with Tenant’s operations at the Premises, including (but not limited to) reports filed by Tenant with the federal Food & Drug Administration or any other regulatory authorities primarily in connection with the presence (or lack thereof) of any “select agents” or other Biohazardous Materials on the Premises, together with proof of filing thereof.

(x) Any other information reasonably requested by Landlord in writing from time to time in connection with (A) Landlord’s monitoring (in Landlord’s reasonable discretion) and enforcement of Tenant’s obligations under this Section and of compliance with applicable Laws in connection with any Handling or Release of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, (B) any inspections or enforcement actions by any governmental authority pursuant to any Hazardous Materials Laws or any other Laws relating to the presence or Handling of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, and/or (C) Landlord’s preparation (in Landlord’s discretion) and enforcement of any reasonable rules and procedures relating to the presence or Handling by Tenant or any Tenant Party of Hazardous Materials in the Premises or Building or on or about the Project, including (but not limited to) any contingency plans or emergency response plans as described above. Except as otherwise required by Law, Landlord shall keep confidential any information supplied to Landlord by Tenant pursuant to the foregoing, provided, however, that the foregoing shall not apply to any information filed with any governmental authority or available to the public at large. Landlord may provide such information to its lenders, consultants or investors provided such entities agree to keep such information confidential.

(5) Indemnification; Notice of Release. Tenant shall be responsible for and shall indemnify, defend and hold Landlord harmless from and against all Environmental Damages to the extent arising out of or otherwise relating to, (i) any Handling of Hazardous Materials by any Tenant Party in, on or about the Premises or the Project in violation of this Section, (ii) any breach of Tenant’s obligations under this Section or of any Hazardous Materials Laws by any Tenant Party, or (iii) the existence of any Tenant’s Contamination in, on or about the Premises or the Project to the extent caused by any Tenant Party, including without limitation any removal, cleanup or restoration work and materials necessary to return the Project or any improvements of whatever nature located on the Project to the condition existing prior to the Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party. In the event of any Tenant’s Contamination in, on or about the Premises or any other portion of the Project or any adjacent lands, Tenant shall promptly remedy the problem in accordance with all applicable Hazardous Materials Laws, shall give Landlord oral notice of any such non-standard or non-customary Release promptly after Tenant becomes aware of such Release, followed by written notice to Landlord within five (5) days after Tenant becomes aware of such Release, and shall furnish Landlord with concurrent copies of any and all notices, reports and other written materials filed by any Tenant Party with any governmental authority in connection with such Release. Landlord shall be responsible for and shall indemnify and hold Tenant harmless from and against all costs of any Environmental Damages which arise during or after the Term of this Lease, as a result of the presence of, any Release of or the Handling of any Hazardous Material in, on, about or under the Premises, Building or Property, to the extent such Release or Handling occurred prior to the Commencement Date (as evidenced by any environmental report or other data in existence as of the Commencement Date that documents such Release or Handling), or to the extent that such Environmental Damages occur or arise out of Landlord’s or Landlord’s agents’ or employees’ acts or omissions after the Commencement Date. Tenant shall have no obligation to remedy any Hazardous Materials contamination which was not caused or released by a Tenant Party.

(6) Governmental Notices. Tenant shall promptly provide Landlord with copies of all notices received by Tenant relating to any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in, on or about the Premises or any other portion of the Project, including, without limitation, any notice of violation, notice of responsibility or demand for action from any federal, state or local governmental authority or official in connection with any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in or about the Premises or any other portion of the Project.

(7) Inspection by Landlord. In addition to, and not in limitation of, Landlord’s rights under this Lease, upon reasonable prior request by Landlord, Tenant shall grant Landlord and its consultants, as well as any governmental authorities having jurisdiction over the Premises or over any aspect of Tenant’s use thereof, reasonable access to the Premises at reasonable times to inspect Tenant’s Handling of Hazardous Materials in, on and about the Premises, and Landlord shall not thereby incur any liability to Tenant or be deemed guilty of any disturbance of Tenant’s use or possession of the Premises by reason of such entry; provided, however, that Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises caused by such entry. Landlord shall comply with any security precaution reasonably imposed by Tenant during any entry onto the Premises and shall minimize to the extent reasonably possible any interference with Tenant’s use of the Premises caused by such entry. Notwithstanding Landlord’s rights of inspection and review of documents, materials and physical conditions under this Section with respect to Tenant’s Handling of Hazardous Materials, Landlord shall have no duty or obligation to perform any such inspection or review or to monitor in any way any documents, materials, physical conditions or compliance with Laws in connection with Tenant’s Handling of Hazardous Materials, and no third Party shall be entitled to rely on Landlord to conduct any such inspection, review or monitoring by reason of the provisions of this Section.

(8) Monitoring by Landlord. Landlord reserves the right to monitor, in Landlord’s reasonable discretion and at Landlord’s cost, the reasonable cost of which shall be recoverable as an Operating Expense (except in the case of a breach of any of Tenant’s obligations under this Section, in which event such monitoring costs may be charged back entirely to Tenant and shall be reimbursed by Tenant to Landlord within ten (10) days after written demand by Landlord from time to time, accompanied by supporting documentation reasonably evidencing the costs for which such reimbursement is claimed), at such times and from time to time as Landlord in its reasonable discretion may determine, through consultants engaged by Landlord or otherwise as Landlord in its reasonable discretion may determine: (x) all aqueous and atmospheric discharges and emissions from the Premises during the Term by a Tenant Party, (y) Tenant’s compliance and the collective compliance of all tenants in the Building with requirements and restrictions relating to the occupancy classification of the Building (including, but not limited to, Hazardous Materials inventory levels of Tenant and all other tenants in the Building), and (z) Tenant’s compliance with all other requirements of this Section.

(9) Discovery of Discharge. If Landlord, Tenant or any governmental or quasi-governmental authority discovers any Release from the Premises during the Term by a Tenant Party in violation of this Section that, in Landlord’s reasonable determination, jeopardizes the ability of the Building or the Project to meet applicable Laws or otherwise adversely affects the Building’s or the Project’s compliance with applicable discharge or emission standards, or if Landlord discovers any other breach of Tenant’s obligations under this Section, then upon receipt of written notice from Landlord or at such earlier time as Tenant obtains actual knowledge of the applicable discharge, emission or breach, Tenant at its sole expense shall within a reasonable time (x) in the case of a Release in violation of this Lease, cease the applicable discharge or emission and remediate any continuing effects of the discharge or emission until such time, if any, as Tenant demonstrates to Landlord’s reasonable satisfaction that the applicable discharge or emission is in compliance with all applicable Laws and any other applicable regulatory commitments and obligations to the satisfaction of the appropriate governmental agency with jurisdiction over the Release, and (y) in the case of any other breach of Tenant’s obligations under this Section, take such corrective measures as Landlord may reasonably request in writing in order to cure or eliminate the breach as promptly as practicable and to remediate any continuing effects of the breach.

(10) Post-Occupancy Study. If Tenant or any Tenant Party Handles any Hazardous Materials in, on or about the Premises or the Project during the Term of this Lease, then no later than thirty (30) days prior to the termination or expiration of this Lease, Tenant at its sole cost and expense, shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating, the presence or absence of any Tenant’s Contamination in, on and about the Premises and the Project. Such study shall be based on a reasonable and prudent level of tests and investigations of the Premises and surrounding portions of the Project (if appropriate) which tests shall be conducted no earlier than fifteen (15) days prior to the Termination Date. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with the applicable provisions of this Lease. To the extent any such remedial actions are the responsibility of Tenant, Tenant at its sole expense shall promptly commence and diligently pursue to completion the required remedial actions.

(11) Emergency Response Plans. If Landlord in its reasonable discretion adopts any emergency response plan and/or any Contingency Plan and Emergency Procedures for the Building (or for multiple buildings on the Project if and to the extent applicable) as contemplated above, Landlord shall provide copies of any such plans and procedures to Tenant and, so long as such plans and procedures are reasonable and do not unreasonably interfere with Tenant’s Use of or access to the Premises or materially increase the cost incurred by Tenant with respect to the Premises. Tenant shall comply with all of the requirements of such plans and procedures to the extent applicable to Tenant and/or the Premises. If Landlord elects to adopt or materially modify any such plans or procedures that apply to the Building during the Term, Landlord shall consult with Tenant and Tenant shall cooperate, in the preparation of such plans, procedures or modifications in efforts to accurately reflect and maintain consistency with Tenant’s operations in the Premises, but Landlord alone shall determine, in its good faith reasonable discretion, the appropriate scope of such consultation and nothing in this Section shall be construed to give Tenant any right of approval or disapproval over Landlord’s adoption or modification of any such plans or procedures so long as such plans and procedures are reasonable and do not unreasonably interfere with Tenant’s Use of or access to the Premises or materially increase the cost incurred by Tenant with respect to the Premises.

(12) Radioactive Materials. Without limiting any other applicable provisions of this Section, if Tenant Handles or proposes to Handle any Radioactive Materials in or about the Premises, Tenant shall provide Landlord with copies of Tenant’s licenses or permits for such Radioactive Materials and with copies of all radiation protection programs and procedures required under applicable Laws or otherwise adopted by Tenant from time to time in connection with Tenant’s Handling of such Radioactive Materials. In addition, Tenant shall comply with any and all rules and procedures issued by Landlord in its good faith discretion from time to time with respect to the Handling of Radioactive Materials on the Project (such as, by way of example but not limitation, rules implementing a label defacement program for decayed waste destined for common trash and/or rules relating to transportation and storage of Radioactive Materials on the Project), provided that such rules and procedures shall be reasonable and not in conflict with any applicable Laws.

(13) Deemed Holdover Occupancy. Notwithstanding any other provisions of this Lease, Tenant expressly agrees as follows:

(i) If Tenant Handles any Radioactive Materials in or about the Premises or the Project during the Term, then for so long as any license or permit relating to such Radioactive Materials remains open or valid following the Termination Date, and another entity handling Radioactive Materials which is a prospective tenant of Landlord is legally prohibited from occupying a portion of the Premises for a use similar to Tenant’s use, then Tenant shall be deemed to be occupying that portion of the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue to pay Rent and other charges in accordance with Article 13 solely for that portion of the Premises effected by the radioactive materials license, until such time as all such Radioactive Materials licenses and permits have been fully closed out in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws.

(ii) If Tenant Handles any Hazardous Materials in or about the Premises or the Project during the Term and, on or before the Termination Date, has failed to remove from the Premises or the Project all known Hazardous Materials Handled by a Tenant Party or has failed to complete any remediation or removal of Tenant’s Contamination and/or to have fully remediated in compliance with the requirements of this Lease and with all applicable Hazardous Materials Laws and any other applicable Laws, the Tenant’s Handling and/or Release (if applicable) of any such Hazardous Materials during the Term, then for so long as such circumstances continue to exist and Landlord is unable to lease the Premises to a new tenant and have such new tenant occupy and commence business in the Premises as a result of such circumstances, Tenant shall be deemed to be occupying the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue to pay Rent and other charges in accordance with Article 13 until such time as all such circumstances have been fully resolved in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws, provided that notwithstanding Article 13, in no event shall Tenant be liable for consequential damages as a result of deemed holdover under this provision until after the forty-fifth (45th) day following the termination or expiration of this Lease, and further provided that Landlord shall use commercially reasonable efforts to mitigate any consequential damages that arise as a result of Tenant’s deemed holdover.

(14) Survival of Obligations. Each party’s obligations under this Section shall survive the Termination Date and shall survive any conveyance by Landlord of its interest in the Premises. The provisions of this Section and any exercise by either party of any of the rights and remedies contained herein shall be without prejudice to any other rights and remedies that such party may have under this Lease or under applicable Law with respect to any Environmental Conditions and/or any Hazardous Materials with respect to any breach of the other party’s obligations under this Section. Either party’s exercise or failure to exercise, at any time or from time to time, any or all of the rights granted in this Section shall not in any way impose any liability on such party or shift from the other party to such party any responsibility or obligation imposed upon the other party under this Lease or under Hazardous Materials Laws, Environmental Conditions and/or compliance with Laws.

(15) Laboratory Rules and Regulations. Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the laboratory rules and regulations (“Laboratory Rules and Regulations”) attached to this Lease as Exhibit C-1 and with all reasonable modifications and additions thereto which Landlord may make from time to time.

7.2	LANDLORD ACCESS TO PREMISES; APPROVALS

(a) Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents shall have the right to enter upon the Premises as set forth in Section 7.2(b) in the event of an emergency, or to inspect the Premises, or to (A) perform any services required under this Lease, (B) conduct safety and other testing in the Premises and (C) make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem necessary or desirable (including all alterations, improvements and additions in connection with a change in service provider or providers). Any entry or work by Landlord shall be during Standard Operating Hours unless otherwise agreed by Tenant and Landlord shall use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s occupancy of the Premises.

(b) Advance notice shall not be required for entry in the event of an emergency or urgent situation, as reasonably determined by Landlord, but any other entry or work by Landlord shall be upon at least one (1) business day’s prior notice to Tenant, which notice may be delivered orally or by e-mail to Tenant’s on-site manager at the Premises. If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor, and without relieving Tenant of any obligations under this Lease.

(c) Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Hazardous Materials Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.2(c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party as a result of the exercise or non-exercise of such rights, for compliance with Laws or Hazardous Materials Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

(d) Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of Tenant, or otherwise.

(e) The review, approval or consent of Landlord with respect to any item required or permitted under this Lease is for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Hazardous Materials Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

7.3	QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in this Lease and to the rights of any Mortgagee or ground lessor.

7.4	TENANT ACKNOWLEDGMENTS REGARDING PROPERTY

(a) The Property is situated in a mixed-use area of the City that includes, among other possible uses permitted by the City, residential, commercial, manufacturing, industrial and laboratory/research uses. In recognition of such mixed-use character of area in which the Property is located, as a condition of the approval of the development of the Building on the Property, as set forth in “Conditions of Approval: EmeryStation West and Heritage Square UP09-03/DRO9-18”, Landlord is required to disclose to tenants of the Building that:

(1) industrial and laboratory/research uses located in nearby buildings have the potential to emit noise at levels and during hours of the day that persons may find disturbing;

(2) nearby manufacturing, industrial and laboratory/research uses may generate odor;

(3) at times there may be substantial truck traffic in the area;

(4) there is a mainline railroad in the vicinity of the Property that operates 24 hours per day, seven days per week, with associated train horns and other sounds and vibration;

(5) future development in the vicinity of the Property may block views from the Building; and

(6) the site on which the Building is built formerly contained hazardous materials; under the direction of the Environmental Protection Agency and the State Department of Toxic Substances Control (the “Agencies”), remediation and abatement measures have been undertaken to address potential health risks associated with such hazardous materials; and the documents relating to the remediation and abatement measures at the Property are on file at Landlord’s property management office and at the offices of the Agencies (the parties acknowledge that this clause (6) constitutes the notice required by Cal. Health and Safety Code Section 25359.7).

Tenant acknowledges the foregoing disclosures required to be made by Landlord regarding the mixed-use character of the area in which the Property is located.

(b) As required by the terms of that certain Covenant and Environmental Restriction on Property referenced hereinbelow, the following notice regarding the land upon which the Garage is situated is provided:

“The land described herein [i.e., the land upon which the Parking Garage is located] contains polychlorinated biphenyls (PCBs) in soil and volatile organic compounds in groundwater under the Burdened Property referred to as “Emery Station West Parking Garage”, and is subject to a deed restriction dated as of August 11, 2016, and recorded on August 19, 2016, in the Official Records of Alameda County, California, as Document No. 2016210925, which Covenant and Restriction imposes certain covenants, conditions, and restrictions on usage of the property described herein. This statement is not a declaration that a hazard exists.”

7.5	TRANSPORTATION DEMAND MANAGEMENT PROGRAM

(a) Landlord may elect or may be required to develop and implement a Transportation Demand Management (“TDM”) program for the Building in order to reduce the traffic-related impacts resulting from development of the Property. The following are examples of such programs and incentives:

(1) Alternative commute subsidies and/or parking cash-out, where employees are provided with a subsidy if they use transit or commute by alternative modes; and

(2) Opportunities to purchase commuter checks which allow employees to purchase transit tickets at discounted rates from their before-tax income.

(b) In order to support any such TDM program for the Building, Tenant agrees that it shall use commercially reasonable efforts to adopt programs and offer incentives to its employees in order to reduce auto use and support the increase of alternative modes of transit. The specifics of Tenant’s programs and incentives shall be tailored to the needs of Tenant’s workforce and shall be determined by Tenant in its sole discretion, provided that Tenant shall use good faith efforts to meet the goals of the TDM program. Upon request by Landlord from time to time, but not more often than once per calendar year, Tenant shall provide to Landlord a written report summarizing the programs and incentives being offered by Tenant to achieve the goals of the TDM program.

ARTICLE 8

MAINTENANCE

8.1	LANDLORD’S MAINTENANCE

Subject to the provisions of Articles 4 and 14, Landlord shall at Landlord’s sole cost and expense (except to the extent permitted to be included in Operating Expenses) maintain and make necessary repairs and replacements to the foundations, roofs, exterior walls, and the structural elements of the Building, the electrical, plumbing, heating, ventilating, air-conditioning, mechanical, communication, security and the fire and life safety systems of the Building and those corridors, washrooms and lobbies which are Common Areas of the Building, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems which are located within the Premises and are supplemental or special to the Building’s standard systems; and (b) the cost of performing any of said maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Section 16.4. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any adjacent or nearby building, land, street or alley, unless caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.

8.2	TENANT’S MAINTENANCE

Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in as good a condition and repair as the Premises were received at the Commencement Date, reasonable wear and tear and casualty and condemnation excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling, wiring and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Tenant Alterations. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Parties and their respective contractors and vendors. All maintenance and repairs, including, but not limited to, janitorial and cleaning services, pest control and waste management and recycling performed by or on behalf of Landlord or Tenant must comply with the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards. If Tenant fails to make any repairs to the Premises for more than thirty (30) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay, as additional Rent under this Lease, the reasonable cost of the repairs, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. Tenant hereby waives all right to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises and its other similar rights as provided in California Civil Code Sections 1932(1), 1941 and 1942 or any other Laws (whether now or hereafter in effect). In addition to the foregoing, Tenant shall be responsible for all costs in connection with maintaining and repairing all special tenant fixtures and improvements, including garbage disposals, showers, plumbing, water filtration systems and appliances. If Tenant requests that Landlord maintain and/or repair any such fixtures and improvements, Tenant shall reimburse Landlord for the reasonable and actual out-of-pocket cost of all such maintenance and repair work, as additional Rent under this Lease, and Landlord’s liability for such maintenance and repair work shall be subject to and limited by the provisions of Article 17 below, provided that if Landlord performs such maintenance or repairs, Tenant shall not be deemed to be in breach of the Lease under this Section 8.2 with respect to the maintenance or repairs performed by Landlord.

8.3	SUDDEN WATER INTRUSION

Notwithstanding anything in this Lease to the contrary, in the event of sudden water intrusion into the Premises, due to a leaking or bursting pipe or other water source, Landlord will have the right, but not the obligation, to undertake immediate mitigation and repairs measures (the “Water Damage Work”) of such nature as would normally be Tenant’s responsibility under Section 8.2 above and to notify Tenant promptly after the repairs have been undertaken (including notice by telephone, to the extent reasonably practicable). Landlord shall determine, in its sole and absolute discretion, the contractors to be used for the Water Damage Work, and Tenant will reimburse Landlord for the reasonable cost of the Water Damage Work, as additional Rent under this Lease, within 30 days following Tenant’s receipt of written demand from Landlord therefor.

ARTICLE 9

ALTERATIONS AND IMPROVEMENTS

9.1	TENANT ALTERATIONS

(a) The following provisions shall apply to the completion of any Tenant Alterations:

(1) Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Pursuant to Article 12, at the time of Landlord’s consent, Landlord shall indicate whether such Tenant Alteration must be removed from the Premises at the expiration or earlier termination of this Lease. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Tenant may undertake Decoration work without Landlord’s prior written consent. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Landlord may, in its sole discretion, specify the engineers and contractors to perform all work relating to the Building’s systems (including the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, communication and the fire and life safety systems in the Building) provided that such engineers and contractors are competitively priced with other similar vendors. The contractors, mechanics and engineers who may be used are further limited to those whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from Landlord’s engineers stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built mylar and digitized (if available) set of plans and specifications for the Tenant Alterations, as applicable.

(2) Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(3) Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Hazardous Materials Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations, (ii) in a good and workmanlike manner with the use of good grades of materials, and (iii) in accordance with the requirements of the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.1(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b) All Tenant Additions shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article 12, Tenant may remove them or is required to remove them at Landlord’s request.

(c) Notwithstanding anything in this Lease to the contrary, Tenant, without Landlord’s consent, in its sole discretion and at its sole cost and expense, shall have the right to install drapes, curtains, blinds or other desirable window coverings on the windows of the Premises which may be viewed from the Common Terrace, subject to Landlord’s and Tenant’s mutual agreement regarding the type and exterior-facing color of such window coverings, and further subject to Tenant’s obligations under this Section 9.1 regarding Tenant Alterations. For clarity, Tenant’s right includes the right to completely cover such windows to protect Tenant’s confidentiality.

9.2	LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant provided that Tenant shall have no obligation for liens or encumbrances caused by Landlord even if such liens or encumbrances arise out of work done on behalf of or for the benefit of Tenant. If any such lien or claim for lien is filed, Tenant shall within fifteen (15) days of receiving notice of such lien or claim (a) have such lien or claim for lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Landlord Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article 11, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

ARTICLE 10

ASSIGNMENT AND SUBLETTING

10.1	ASSIGNMENT AND SUBLETTING

(a) Without the prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld, conditioned or delayed, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant. Tenant agrees that the provisions governing sublease and assignment set forth in this Article 10 shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment to determine if the proposed assignee’s or subtenant’s financial condition is adequate for the obligations such proposed assignee or subtenant is assuming in connection with the proposed assignment or sublease at least fifteen (15) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.2 within ten (10) days after receipt of Tenant’s Notice (and all required information). Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

(b) With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors that Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:

(i) the business reputation or creditworthiness of any proposed subtenant or assignee is not acceptable to Landlord; or

(ii) in Landlord’s reasonable judgment the proposed assignee or sublessee would materially diminish the value or reputation of the Project or Landlord, or would materially increase the expenses associated with operating, maintaining and repairing the Project; or

(iii) any proposed assignee’s or sublessee’s use of the Premises would violate Section 7.1 of this Lease or would violate the provisions of any other leases of tenants in the Project;

(iv) the portion of the Premises retained by Tenant after a proposed sublease would not which constitute a “marketable unit”, meaning that such space would be: (A) deprived of ready access to the then-current corridor and elevator lobby without extension or reconfiguration of the corridor or creation of a connecting corridor; or (B) rendered in violation of any building code requirements; or (C) lacking exterior windows; or

(v) the proposed sublessee or assignee is a current occupant of the Project or a bona fide prospective tenant of Landlord in the Project as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request and Landlord has vacancy in the Project of a similar size and finish as the space subject to such proposed sublease or assignment; or

(vi) the proposed sublessee or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Project above that deemed typical by Landlord for office/lab use in the Project; or

(vii) Tenant is then in Default under this Lease.

(c) Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.

(d) For purposes of this Article 10, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of Law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment. For clarity, Tenant’s stock is publicly traded as of the date hereof, and sales and transfers of stock of Tenant traded through an exchange or over the counter shall not be deemed to be an assignment or change of control under this Lease.

(e) For purposes of this Lease, a “Permitted Transferee” shall mean any Person which: (i) is an Affiliate; or (ii) is the corporation or other entity (the “Successor”) resulting from a merger, consolidation or non-bankruptcy reorganization with Tenant; or (iii) is otherwise a deemed assignee due to a change of control under Section 10.1(d) above; or (iv) purchases substantially all the assets of Tenant as a going concern (the “Purchaser”). Notwithstanding anything to the contrary in Sections 10.1(a) and (b), 10.2 and 10.3, provided there is then no uncured Default under this Lease, Tenant shall have the right, without the prior written consent of Landlord, to assign this Lease to a Permitted Transferee, effect a change of control as described in Section 10.1(d) above, or to sublease the Premises or any part thereof to a Permitted Transferee provided that: (1) Landlord receives fifteen (15) days’ prior written notice of an assignment or sublease (including a proposed transaction described in subparts (i), (ii), (iii) or (iv) of this Section 10.1(e)); (2) with respect to an assignment of this Lease or a sublease of more than half the Premises to an entity described in subparts (ii) or (iv) of this Section 10.1(e), the Permitted Transferee’s net worth is not less than Tenant’s net worth immediately prior to such assignment or subletting; (3) with respect to an assignment of this Lease or a sublease of more than half the Premises to an entity described in subparts (i) or (iii) of this Section 10.1(e), Tenant (as the assignor or sublandlord) continues in existence with a net worth not less than Tenant’s net worth immediately prior to such assignment or subletting; (4) the Permitted Transferee expressly assumes (except a Permitted Transferee which is a deemed assignee under subpart (iii) of this Section 10.1(e) or which is a sublessee in the event of a sublease under this Section 10.1(e)) in writing reasonably satisfactory to Landlord all of the obligations of Tenant under this Lease and delivers such assumption to Landlord no later than five (5) days prior to the effective date of the assignment; (5) Landlord receives no later than five (5) days before the effective date a fully executed copy of the applicable assignment or sublease agreement between Tenant and the Permitted Transferee; (6) promptly after Landlord’s written request, Tenant and the Permitted Transferee provide such reasonable documents and information which Landlord reasonably requests for the purpose of substantiating whether or not the assignment or sublease is to a Permitted Transferee; and (7) such transfer is not being entered into for the purpose of avoiding the requirement for Landlord’s prior consent or the provisions of Sections 10.2 or 10.3. All determinations of net worth for purposes of this Subsection shall exclude any value attributable to goodwill or going concern value. Landlord acknowledges and agrees that Tenant shall not be in breach of this Lease in the event that Tenant is unable to comply with conditions set forth above due to confidentiality restrictions preventing Tenant from disclosing the existence of a proposed transaction, and in such event, Tenant shall use commercially reasonable efforts to prepare a commercially reasonable and industry-standard non-disclosure agreement in a form reasonably satisfactory to Landlord, Tenant and other transaction parties for execution by such parties such that Tenant may comply with the provisions set forth in this Section 10.1(e), and Tenant shall not be required to comply with the provisions of this Section 10.1(e) unless and until Landlord has executed such non-disclosure agreement.

(f) With respect to any sublease hereunder, Tenant hereby irrevocably assigns to Landlord, effective upon any such sublease, all rent and other payments due from subtenant under the sublease, provided however, that Tenant shall have a license to collect such rent and other payments until the occurrence of a Default by Tenant under any of the provisions of this Lease. At any time after such Default, at Landlord’s option, Landlord shall have the right to give notice to the subtenant of such assignment. Landlord shall credit Tenant with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from the subtenant as the result of any such default shall in no manner whatsoever serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreement under this Lease. No such payment of rent or any other payment by the subtenant directly to Landlord and/or acceptance of such payment(s) by Landlord, regardless of the circumstances or reasons therefor, shall in any manner whatsoever be deemed an attornment by the subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.

10.2	RECAPTURE

Excluding any assignment or sublease contemplated in Section 10.1(e) (i.e., to Permitted Transferee), for any assignment of this Lease or proposed sublease of more than seventy-five percent (75%) of the Rentable Area of the Premises for materially all of the remaining Lease Term, Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”) the space proposed to be sublet or subject to assignment, effective as of the proposed commencement date of such sublease or proposed effective date of such assignment. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises, such date being the Termination Date for such space. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted accordingly.

10.3	EXCESS RENT

Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, as additional Rent under this Lease, fifty percent (50%) of the amount by which the sum of all rent actually received from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses, (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (3) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs and other amounts actually paid with respect of such subtenant’s or assignee’s other leases or occupancy arrangements, but only to the extent same are typical, reasonable and appropriate under the prevailing market conditions. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

10.4	TENANT LIABILITY

In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease. In addition, if Tenant has any options to extend the Term or to add other space to the Premises, such options shall not be available to any subtenant or assignee (except for Permitted Transferees), directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

10.5	ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than five (5) days prior to the effective date of the assignment. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be: (1) liable for any previous act or omission of Tenant under such sublease; (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant; (3) bound by any previous modification of such sublease or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment; (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement; or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.5. The provisions of this Section 10.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

10.6	PROCESSING EXPENSES

Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting (whether or not the same is ultimately approved by Landlord or consummated by Tenant), an amount equal to the greater of (i) Landlord’s reasonable and actual out-of-pocket attorneys’ and other professional fees, or (ii) the sum of $1,500.00 for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs. When the actual amount of the Processing Costs is determined, it shall be reconciled with Landlord’s estimate, and any payments or refunds required as a result thereof shall promptly thereafter be made by the parties.

10.7	EFFECT OF IMPERMISSIBLE TRANSFER

Any assignment or sublease effected without Landlord’s consent in violation of this Article 10 shall, at Landlord’s option, be a noncurable Default under Section 11.1 without the necessity of any notice and grace period. If Landlord elects to treat such unapproved assignment or sublease as a noncurable Default, Landlord may, in addition to all other remedies provided for in Section 11.2 below, increase the Monthly Base Rent for the portion of the Premises so sublet or assigned to one hundred ten percent (110%) of the Monthly Base Rent then in effect.

ARTICLE 11

DEFAULT AND REMEDIES

11.1	DEFAULT

The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(i) Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within five (5) days after the date when due and such failure continues for five (5) business days after written notice from Landlord;

(ii) Tenant violates the restrictions on assignments and subleases set forth in Article 10 – Assignment and Subletting;

(iii) Tenant fails to maintain any insurance policy required hereunder, and fails to cure such default within five business (5) days after written notice thereof to Tenant;

(iv) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease and fails to cure such default within thirty (30) days after written notice thereof to Tenant, unless the default involves an Environmental Condition, which shall be cured forthwith or unless the failure to perform is a Default for which this Lease specifies there is no cure or grace period. Notwithstanding the foregoing, if any such cure cannot be completed within such thirty (30) day period, Tenant shall have such longer period as is needed to complete such sure so long as the cure is commenced within such thirty (30) day period and is diligently pursued to completion, not to exceed ninety (90) days;

(v) the interest of Tenant in this Lease is levied upon under execution or other legal process;

(vi) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within thirty (30) days;

(vii) Tenant is declared insolvent by Law or any assignment of Tenant’s property is made for the benefit of creditors;

(viii) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within thirty (30) days;

(ix) any action taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within thirty (30) days; or

(x) upon the dissolution of Tenant.

11.2	LANDLORD’S REMEDIES

(a) A Default shall constitute a breach of this Lease for which Landlord shall have the rights and remedies set forth in this Section 11.2 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy now or hereafter allowed by applicable Law.

(b) With respect to a Default, at any time Landlord may terminate Tenant’s right to possession by written notice to Tenant stating such election. Any written notice required pursuant to Section 11.1 shall constitute notice of unlawful detainer pursuant to California Code of Civil Procedure Section 1161 if, at Landlord’s sole discretion, it states Landlord’s election that Tenant’s right to possession is terminated after expiration of any period required by Law or any longer period required by Section 11.1. Upon the expiration of the period stated in Landlord’s written notice of termination (and unless such notice provides an option to cure within such period and Tenant cures the Default within such period), Tenant’s right to possession shall terminate and this Lease shall terminate, and Tenant shall remain liable as hereinafter provided. Upon such termination in writing of Tenant’s right to possession, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, or as otherwise permitted by Law, regain possession of the Premises and remove their property (including their trade fixtures, personal property and

Required Removables pursuant to Article 12), but Landlord shall not be obligated to effect such removal, and such property may, at Landlord’s option, be stored elsewhere, sold or otherwise dealt with as permitted by Law, at the risk of, expense of and for the account of Tenant, and the proceeds of any sale shall be applied pursuant to Law. Landlord shall in no event be responsible for the value, preservation or safekeeping of any such property. Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing Tenant’s personal property pursuant to this Section or Section 12.1, and Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Landlord Indemnitees from any and all loss, claims, demands, actions, expenses, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to such removal or storage. Upon such written termination of Tenant’s right to possession and this Lease, Landlord shall have the right to recover damages for Tenant’s Default as provided herein or by Law, including the following damages provided by California Civil Code Section 1951.2:

(1) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

(3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided;

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, Landlord’s unamortized costs of tenant improvements, leasing commissions and legal fees incurred in connection with entering into this Lease; and

(5) any other amounts, in addition to or in lieu of those listed above, that may be permitted by applicable Law.

The word “rent” as used in this Section 11.2 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (1) and (2) above is computed by allowing interest at the Default Rate. The worth at the time of award of the amount referred to in clause (3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (3) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Monthly Base Rent, monthly storage space rent, if any, the amounts last payable by Tenant as Rent Adjustments for the calendar year in which Landlord terminated this Lease as provided hereinabove, and any additional Rent under this Lease.

(c) Even if Tenant is in Default, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 11.2(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. In such event, Landlord shall have all of the rights and remedies of a landlord under California Civil Code Section 1951.4 (lessor may continue Lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. During such time as Tenant is in Default, if Landlord has not terminated this Lease by written notice and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises, such consent shall be governed by the terms and conditions of Article 10 above. Tenant acknowledges and agrees that the provisions of Article 10 shall be deemed to constitute reasonable limitations of Tenant’s right to assign or sublet. Tenant acknowledges and agrees that in the absence of written notice pursuant to Section 11.2(b) above terminating Tenant’s right to possession, no other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, including acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease or the withholding of consent to a subletting or assignment, or terminating a subletting or assignment, if in accordance with other provisions of this Lease.

(d) In the event that Landlord seeks an injunction with respect to a breach or threatened breach by Tenant of any of the covenants, conditions or provisions of this Lease, Tenant agrees to pay the premium for any bond required in connection with such injunction.

(e) Tenant hereby waives any and all rights to relief from forfeiture, redemption or reinstatement granted by Law (including California Civil Code of Procedure Sections 1174 and 1179) in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Premises by reason of Tenant’s Default or otherwise;

(f) Notwithstanding any other provision of this Lease, a notice to Tenant given under this Article and Article 24 of this Lease or given pursuant to California Code of Civil Procedure Section 1161, and any notice served by mail, shall be deemed served, and the requisite waiting period deemed to begin under said Code of Civil Procedure Section upon mailing (except as may be required under Code of Civil Procedure Section 1161 et seq.), without any additional waiting requirement under Code of Civil Procedure Section 1011 et seq. or by other Law. For purposes of Code of Civil Procedure Section 1162, Tenant’s “place of residence”, “usual place of business”, “the property” and “the place where the property is situated” shall mean and be the Premises, whether or not Tenant has vacated same at the time of service.

(g) The voluntary or other surrender or termination of this Lease, or a mutual termination or cancellation thereof, shall not work a merger and shall terminate all or any existing assignments, subleases, subtenancies or occupancies permitted by Tenant, except if and as otherwise specified in writing by Landlord.

(h) No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, and no exercise by Landlord of its rights pursuant to Section 25.16 to perform any duty which Tenant fails timely to perform, shall impair any right or remedy or be construed as a waiver. No provision of this Lease shall be deemed waived by Landlord unless such waiver is in writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease.

11.3	ATTORNEY’S FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as reasonably and actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all reasonable and actual attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq. (the “Bankruptcy Code”), or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11.4	BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease, then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption, and that it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(c) If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i) The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii) Landlord has obtained consents or waivers from any third parties that may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(d) Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

11.5	LANDLORD’S DEFAULT

Landlord shall be in default hereunder in the event Landlord has not commenced and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. Failure to provide the requisite notice and cure period by Tenant under this paragraph shall be an absolute defense by Landlord against any claims for failure to perform any of its obligations. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will give any Mortgagee of which Tenant has been notified a notice and a reasonable time to cure any default by Landlord (as specified in Section 23.2 below).

ARTICLE 12

SURRENDER OF PREMISES

12.1	IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in as clean, good and tenantable condition as existed at the Rent Commencement Date, ordinary wear and tear excepted, and any damage from casualty and condemnation, and damage caused by Landlord, shall be governed by the provisions of this Lease dealing specifically therewith. Tenant shall deliver to Landlord all keys to the Premises. All improvements in and to the Premises, including any Tenant Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, except for autoclaves and other specialized fixtures which Tenant may remove as such specialized fixtures may be mutually agreed between the parties from time to time. Landlord, however, by written notice to Tenant, may require Tenant, at its expense, to remove any Tenant Additions that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard laboratory and office improvements, but only to the extent that (a) Landlord notified Tenant of such required removal at the time Landlord approved such Tenant Work or Alteration (collectively referred to as “Required Removables”), and (b) Landlord acted reasonably in requiring such removal. Tenant shall not be required to remove any Tenant Additions not identified as Required Removables and shall not be required to remove any Cables or cabling. Required Removables may include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant’s removal and disposal of items pursuant to this Section 12.1 must comply with the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Landlord shall advise Tenant in writing, at the time Tenant requests approval for any proposed Alteration, whether such Alteration or any portion of such Alteration is a Required Removable. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property, and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable. Notwithstanding anything in this Section 12.1 to the contrary, failure by Tenant to strictly comply with the provisions of this Section 12.1 with respect to any Required Removables that are required to be removed from the Premises by Tenant hereunder shall constitute a failure of Tenant to validly surrender the Premises.

12.2	LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord after the termination or expiration of this Lease shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.2(b), including the waiver and indemnity obligations provided in that Section. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any Tenant Additions and in restoring the Premises to the condition required by this Lease at the Termination Date.

ARTICLE 13

HOLDING OVER

In the event that Tenant holds over in possession of the Premises after the Termination Date, for each month or partial month Tenant holds over possession of the Premises, Tenant shall pay Landlord 150% of the Monthly Base Rent payable for the month immediately preceding the holding over and 100% of any applicable Rent Adjustments or increases to Rent Adjustments which Landlord may reasonably estimate). Tenant shall also pay all damages, including consequential damages, sustained by Landlord by reason of such holding over, provided that Tenant shall only be liable for direct damages sustained by Landlord for the first thirty (30) days of Tenant’s hold over, but shall be liable for consequential damages due to any hold over exceeding thirty (30) days (except as otherwise provided in Section 7.1(f)(13)(i) above). The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord, and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance.

ARTICLE 14

DAMAGE BY FIRE OR OTHER CASUALTY

14.1	SUBSTANTIAL UNTENANTABILITY

(a) If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and shall, by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord, or Tenant if either thirty percent (30%) of the lab space within the Premises, or fifty percent (50%) or more of the entire Premises is rendered untenantable or inaccessible, shall have the right to terminate this Lease as of the date of such damage by delivering written notice to the other at any time within thirty (30) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(b) Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning Laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration.

(c) Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance for its own personal property and equipment which would be removable by Tenant at the Termination Date, (ii) proceeds of any business interruption insurance maintained by Tenant, and (iii) proceeds of any insurance carried by Tenant covering the loss of any Tenant Additions. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored; provided, however, if this Lease is not terminated and the parties proceed to repair and restore Tenant Additions at Tenant’s cost, to the extent Landlord received proceeds of Tenant’s insurance covering Tenant Additions, such proceeds shall be applied to reimburse Tenant for its cost of repairing and restoring Tenant Additions.

(d) Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Additions or to expend for any repair or restoration of the Premises or Building in amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the gross negligence or willful misconduct of Tenant, its agent or employees. Whether or not this Lease is terminated pursuant to this Article 14, in no event shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or for any inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Building or access thereto.

(e) Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article 9 hereof.

14.2	INSUBSTANTIAL UNTENANTABILITY

If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable or inaccessible and Landlord estimates that the time to substantially complete the repair or restoration will not exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Building or the Premises other than Tenant Additions, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within thirty (30) days after the date of such casualty. Notwithstanding the aforesaid, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.1 above.

14.3	RENT ABATEMENT

Except for the negligence or willful act of Tenant or its agents, employees, contractors or invitees, if all or any part of the Premises are rendered untenantable or inaccessible by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

14.4	WAIVER OF STATUTORY REMEDIES

The provisions of this Lease, including this Article 14, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and any Law, including Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or the Property or any part of either, and are hereby waived.

ARTICLE 15

EMINENT DOMAIN

15.1	TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable or such taking could reasonably be expected to prevent Tenant from operating its business in substantially the manner operated by Tenant prior to such taking, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining Term of this Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award attributable to the Premises in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.2	TAKING OF PART

In the event a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, this Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Additions) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.3	COMPENSATION

Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord, Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord so long as there is no diminution of Landlord’s award as a result.

ARTICLE 16

INSURANCE

16.1 TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease, and such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit (each occurrence and in the aggregate) of Five Million and No/100 Dollars ($5,000,000.00) (which limit may be achieved through use of umbrella coverage); (b) Workers’ Compensation and Employers’ Liability Insurance to the extent required by and in accordance with the Laws of the State of

California; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all Tenant Additions, equipment, installations, fixtures and contents of the Premises in the event of loss from water damage, and such other risks as Landlord and Tenant may mutually agree from time to time; (d) in the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; (e) environmental liability (also known as “Pollution Legal Liability”) coverage with limits of not less than One Million and No/100 Dollars ($1,000,000.00) to cover Tenant’s indemnity obligations pursuant to Section 7.1(f)(5) above; and (f) such other insurance or coverages as Landlord reasonably requires, provided that such insurance or coverages are commonly required for equivalent high-quality research laboratory and office space comparable in size, location and quality of the Premises under primary lease (and not sublease) to new or renewing tenants in Emeryville and Berkeley, California, situated in comparable science/laboratory and office buildings in Emeryville or Berkeley.

16.2	FORM OF POLICIES

Each policy referred to in Section 16.1 shall satisfy the following requirements. Each policy shall (i) name Landlord and the Landlord Indemnitees as additional insureds (except Workers’ Compensation and Employers’ Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of California reasonably satisfactory to Landlord, (iii) where applicable, provide for deductible amounts satisfactory to Landlord and not permit co-insurance, and (iv) each policy of “All-Risks” property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord, certificates of insurance (and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder), prior to Tenant’s entry into the Premises and prior to the expiration date of each policy. Additionally, Tenant shall provide Landlord written notice of any cancellation or amendment of any such insurance within five (5) business days following Tenant’s knowledge of the same. If Tenant fails to carry the insurance required under this Article 16 or fails to provide certificates of renewal as and when required hereunder, Landlord may, but shall not be obligated to acquire such insurance on Tenant’s behalf or Tenant’s sole cost and expense.

16.3	LANDLORD’S INSURANCE

Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of California on the Building in amounts sufficient to cover the replacement cost thereof, insuring against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time. Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death, and property damage. Such insurance shall be for a combined single limit (each occurrence and in the aggregate) of not less than Five Million and No/100 Dollars ($5,000,000.00) (which limit may be achieved through use of umbrella coverage). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance in amounts greater and/or for coverage additional to the coverage and amounts set forth above.

16.4	WAIVER OF SUBROGATION

(a) Landlord agrees that, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b) Tenant agrees to include, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, in its “All Risks” insurance policy or policies on Tenant Additions, whether or not removable, and on Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease, appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c) Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Real Property and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant of the Real Property who shall have executed a similar waiver as set forth in this Section 16.4(c) for loss or damage to Tenant Additions, whether or not removable, and to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent the same is coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy that would affect such clauses.

16.5	NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event.

ARTICLE 17

WAIVER OF CLAIMS AND INDEMNITY

17.1	WAIVER OF CLAIMS

To the extent permitted by Law, Tenant hereby releases the Landlord Indemnitees from, and waives all claims for, damage to person or property sustained by Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property or any part of either or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Property or of any other person, including Landlord’s agents and servants, except to the extent caused by the gross negligence or willful and wrongful act of any of the Landlord Indemnitees. To the extent permitted by Law, Tenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of such injury or damage, whether or not caused by the gross negligence or willful and wrongful act of any of the Indemnitees. If any such damage, whether to the Premises or the Property or any part of either, or whether to Landlord or to other tenants in the Property, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees or customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within thirty (30) days of demand for the total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant shall not be liable for any such damage caused by its acts or neglect to the extent Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

17.2	INDEMNITY

(a) To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Landlord Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including reasonable and actual out-of-pocket attorneys’ fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, from the undertaking of any Tenant Additions or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful act or negligence of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against the Landlord Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not operate to relieve Landlord Indemnitees of liability to the extent such liability is caused by the willful and wrongful act of Landlord Indemnitees. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Landlord or its insurers to the extent of amounts, if any, paid to Landlord under its “All Risks” property insurance.

(b) Subject to the provisions of Sections 17.1 and 17.2(a) above, Landlord shall indemnify, defend and protect Tenant (and its partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, transferees, principals, contractors, servants, agents and representatives (Tenant and such other parties being referred to herein each as a “Tenant Indemnitee”), and hold Tenant Indemnitees harmless of and from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to claims of injury to or death of persons, damage to property occurring or resulting directly or indirectly from the active negligence or willful misconduct of Landlord or its authorized agents, but only to the extent that such indemnity obligations of Landlord hereunder would be covered by the proceeds of liability insurance maintained by Landlord, such indemnity to include, but without limitation, the obligation to provide all costs of defense against any such claims; provided, however, that the foregoing indemnity shall not be applicable to claims to the extent arising by reason of the active negligence or willful misconduct of Tenant or any Tenant Indemnitees. The foregoing notwithstanding, Landlord shall not be required to indemnify or defend Tenant Indemnitees from any claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to theft, fire, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord or its agents or employees was a cause of, or in any way contributed to, such loss, damage, death or injury. This Section 17(b) shall survive the expiration or earlier termination of this Lease.

This Article 17 shall survive the expiration or earlier termination of this Lease.

17.3	WAIVER OF CONSEQUENTIAL DAMAGES

To the extent permitted by law, Tenant hereby waives and releases the Indemnitees from any consequential damages, compensation or claims for inconvenience or loss of business, rents or profits as a result of any injury or damage, whether or not caused by the willful and wrongful act of any of the Indemnitees.

ARTICLE 18

RULES AND REGULATIONS

18.1	RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit C-2 attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time so long as such modifications and additions apply to all tenants generally and not to specific tenants.

18.2	ENFORCEMENT

Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit C-2 or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord shall use reasonable efforts to enforce the rules and regulations of the Project in a uniform and non-discriminatory manner.

ARTICLE 19

LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (1) to change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building; (3) to reasonably designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon reasonable prior written notice to Tenant, to display the Premises to prospective purchasers and lenders at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve (12) months of the Term; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose permitted hereunder and further provided that such party shall charge prices competitive with similar vendors; (6) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to or use of the Premises or the Building; (7) intentionally omitted; and (8) to close the Building after Standard Operating Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes.

ARTICLE 20

ESTOPPEL CERTIFICATE

20.1	IN GENERAL

Within ten (10) business days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate, binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that to Tenant’s actual knowledge, Landlord is not in default under this Lease beyond any applicable notice and cure periods, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that to Tenant’s actual knowledge, Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a full and complete explanation thereof); (vi) that to Tenant’s actual knowledge and subject to fulfillment of Landlord’s continuing maintenance and repair obligations under the Lease, the Premises have been completed in accordance with the terms and provisions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord with respect thereto; (vii) that if an assignment of rents or leases has been served upon Tenant by a Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to the Mortgagee copies of all notices of default given by Tenant to Landlord; and (ix) to any other factual information about the status of the Lease reasonably and customarily requested.

20.2	ENFORCEMENT

In the event that Tenant fails to timely deliver an Estoppel Certificate, then Landlord shall send Tenant a second written notice requesting delivery of the Estoppel Certificate (“Second Estoppel Notice”) and such Second Estoppel Notice shall include the following: “FAILURE TO DELIVER AN ESTOPPEL CERTIFICATE IN ACCORDANCE WITH SECTION 20 OF THE LEASE WITHIN TEN (10) BUSINESS DAYS SHALL BE DEEMED A DEFAULT UNDER THE LEASE FOR WHICH THERE SHALL BE NO CURE OR GRACE PERIOD.” If Tenant fails to deliver an Estoppel Certificate within ten (10) business days after receiving the Second Estoppel Notice, such failure shall be a Default for which there shall be no cure or grace period. After Tenant’s failure to deliver an Estoppel Certificate within ten (10) business days after receipt of the Second Estoppel Notice, and in addition to any other remedy available to Landlord, Landlord may impose a charge equal to $500.00 for each day that Tenant fails to deliver an Estoppel Certificate; and (i) Tenant shall be bound to, and deemed to have irrevocably agreed to, the accuracy and truthfulness of the Estoppel Certificate delivered to Tenant, and (ii) Landlord, and any third party receiving such form of Estoppel Certificate, including a Mortgagee or purchaser, may rely upon the accuracy and truthfulness thereof.

ARTICLE 21

[INTENTIONALLY OMITTED]

ARTICLE 22

REAL ESTATE BROKERS

Tenant represents that, except for the broker(s) listed in Section 1.1(15), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Landlord Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation, as well as from any claim or claims for any commission or fee by any broker or other party claiming to represent Tenant in connection with any future extensions or renewals of the Term. Landlord agrees to pay any commission to which the brokers listed in Section 1.1(15) are entitled in connection with this Lease pursuant to Landlord’s written agreement with such broker. Landlord represents that, except for the broker(s) listed in Section 1.1(15), Landlord has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and Landlord hereby agrees to indemnify, protect, defend and hold Tenant and the Tenant Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

ARTICLE 23

MORTGAGEE PROTECTION

23.1	SUBORDINATION AND ATTORNMENT

(a) Subject to Tenant’s rights under Section 23.1(b) below regarding the SNDA (as defined in Section 23.1(b) below), this Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that this Lease shall be superior to such lease or mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, except as otherwise provided in the SNDA, such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord except for offsets specifically identified in this Lease (if any) and defaults of a continuing nature which exist at the time of Tenant’s attornment; or (iii) bound by any material amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor which (A) reduces the Term of the Lease, (B) reduces the Rent payable hereunder; (C) changes any notice or cure period granted to Landlord set forth herein or (D) materially increase the obligations of Landlord hereunder; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor. In confirmation of such subordination, Tenant shall execute promptly the SNDA. The terms of this paragraph shall survive any termination of this Lease by reason of foreclosure.

(b) Tenant’s obligation to subordinate to any Mortgagee shall be conditioned on Landlord, at its sole cost and expense, causing such Mortgagee to sign and deliver to Tenant a non-disturbance agreement in substantially the form attached as Exhibit D hereto (the “SNDA”); provided, however, that (i) delivery of the SNDA executed by such Mortgagee shall be deemed satisfaction of the condition set forth in this Section 23.1(b), and (ii) Tenant shall be responsible for its own attorney’s fees in connection with the SNDA.

23.2	MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Such period of time shall be extended by any period within which such Mortgagee or ground lessor is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. This Lease may not be modified or amended so as to reduce the Rent or shorten the Term, or so as to adversely affect in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

ARTICLE 24

NOTICES

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, or sent by Federal Express or other reputable overnight courier service.

(b) All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed in Section 1.1.

(c) Notices, demands or requests delivered in person or sent by overnight courier service as described above shall be effective upon the date of receipt. However, except with respect to a notice given under Code of Civil Procedure Section 1161 et seq., the time period in which a response to any such notice, demand or request must be given shall commence to run from in the case of delivery by Federal Express or other overnight courier service, the date of acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given, as indicated by advice from Federal Express or other overnight courier service, shall be deemed to be receipt of notice, demand or request sent. Notices may also be served by personal service upon any officer of Landlord or Tenant, and shall be effective upon such service.

(d) By giving to the other party at least ten (10) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE 25

MISCELLANEOUS

25.1	LATE CHARGES

(a) All payments required hereunder (other than the Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits, which shall be due as hereinbefore provided) to Landlord shall be paid within ten (10) business days after Landlord’s demand therefor. All such amounts (including Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits) not paid when due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

(b) In the event Tenant is more than five (5) days late in paying any installment of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent installment of Rent. The parties agree that (i) such delinquency will cause Landlord to incur costs and expenses not contemplated herein, the exact amount of which will be difficult to calculate, including the cost and expense that will be incurred by Landlord in processing each delinquent payment of rent by Tenant, (ii) the amount of such late charge represents a reasonable estimate of such costs and expenses and that such late charge shall be paid to Landlord for each delinquent payment in addition to all Rent otherwise due hereunder. The parties further agree that the payment of late charges and the payment of interest provided for in subparagraph (a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of late charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.

(c) Payment of interest at the Default Rate and/or of late charges shall not excuse or cure any default by Tenant under this Lease, nor shall the foregoing provisions of this Article or any such payments prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay Rent when due, including the right to terminate this Lease.

(d) Notwithstanding the foregoing, Landlord agrees to waive and forgive the first (1st) of any such late charges and interest thereon arising during any twelve (12) consecutive months during the Term, provided that Landlord receives such overdue Rent or other sum within ten (10) Business Days after the date due.

25.2	NO JURY TRIAL; VENUE; JURISDICTION

To the fullest extent permitted by Laws, each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which the Project is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

25.3	NO DISCRIMINATION

Tenant agrees for Tenant and Tenant’s successors and assigns and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry (whether in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises or otherwise) nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the use or occupancy of the Premises by Tenant or any person claiming through or under Tenant.

25.4	FINANCIAL STATEMENTS

Within ten (10) days after written request from Landlord from time to time during the Term (but not more than once per calendar year), Tenant shall provide Landlord with current financial statements setting forth Tenant’s financial condition and net worth for the most recent quarter, including balance sheets and statements of profits and losses. Such statements shall be prepared by an independent accountant and certified by Tenant’s president, chief executive officer or chief financial officer. Landlord shall execute a non-disclosure agreement in a form mutually acceptable to both parties, and shall keep such financial information confidential and shall only disclose such information to Landlord’s lenders, consultants, purchasers or investors, or other agents (who shall be subject to the same confidentiality obligations) on a need-to-know basis in connection with the administration of this Lease. Landlord acknowledges and agrees that as of the execution of this Lease, Tenant is a public company and that Tenant need not provide the financial statements required under this Section 25.4 so long as same are publicly available free of charge.

25.5	OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of this Lease to Tenant does not constitute a reservation of or option for the Premises, but when executed by Tenant and delivered to Landlord, this Lease shall constitute an irrevocable offer by Tenant in effect for two (2) days to lease the Premises on the terms and conditions herein contained.

25.6	TENANT AUTHORITY

Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party.

25.7	LANDLORD AUTHORITY

Landlord represents and warrants to Tenant that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party.

25.8	ENTIRE AGREEMENT

This Lease, the Exhibits, and Riders attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

25.9	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE

If any Mortgagee of Landlord reasonably requires a modification of this Lease which shall not: (a) result in any increased cost or expense to Tenant, (b) change the size, location, use of character of the Premises, (c) impose any additional obligations on Tenant, or (d) materially decrease the rights of Tenant hereunder, then Tenant agrees that this Lease may be so modified.

25.10	EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease shall only be enforced against Landlord’s equity interest in the Property up to a maximum of Ten Million Dollars ($10,000,000.00) and in no event against any other assets of Landlord, or Landlord’s members, officers, directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable to Tenant for consequential, punitive or special damages with respect to this Lease.

25.11	ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including an assignee of Tenant, is not a waiver of any breach of Article 10, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

25.12	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING

In the event of any sale or other transfer of the Building, subject to the purchaser’s assumption of Landlord’s obligations (including Landlord’s obligations with respect to the Security Deposit), Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, and any remaining liability of Landlord with respect to this Lease shall be limited to the dollar amount specified in Section 25.9 and Tenant shall not be entitled to any judgment in excess of such amount. Landlord shall have the right to assign this Lease to an entity comprised of the principals of Landlord or any Landlord Affiliate. Upon such assignment and assumption of the obligations of Landlord hereunder, Landlord shall be entirely freed and relieved of all obligations hereunder, but only so long as (a) such successor entity owns all of Landlord’s right, title and interest in and to the Property and the Building, (b) such successor entity assumes all of Landlord’s obligations under this Lease whenever arising.

25.13	BINDING EFFECT

Subject to the provisions of Article 10, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

25.14	CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

25.15	TIME; APPLICABLE LAW; CONSTRUCTION

Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed in accordance with the Laws of the State of California. If more than one person signs this Lease as Tenant, the obligations hereunder imposed shall be joint and several. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by Law. Wherever the term “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

25.16	FAILURE TO DISBURSE TENANT IMPROVEMENT ALLOWANCE.

In the event that Tenant has properly submitted a request for disbursement of any portion of the Tenant Improvement Allowance or any additional allowance in accordance with the Workletter, and Landlord shall not have disbursed such amount (the “Undisbursed Portion”) within thirty (30) days after its due date, Tenant may send a second notice to Landlord demanding payment (the “Second Demand”). If Landlord fails to pay the Undisbursed Portion within five (5) business days after Landlord’s receipt of the Second Demand, and no dispute exists between Landlord and Tenant regarding Landlord’s obligation to pay the Undisbursed Portion, then Tenant shall have the right to offset such Undisbursed Portion against the next installment(s) of Monthly Base Rent due and payable hereunder.

25.17	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant fails timely to perform any of its duties under this Lease beyond any applicable notice and cure periods, Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the actual and out of pocket expense of Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable within ten (10) days after demand by Landlord.

25.18	SECURITY SYSTEM

Landlord, in its sole and absolute discretion, shall install certain card key access and video camera systems respecting certain main entry points of the Building. Subject to the foregoing, Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be responsible for the quality of any such patrol or system which may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol or system.

25.19	NO LIGHT, AIR OR VIEW EASEMENTS

Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

25.20	RECORDATION

Neither this Lease, nor any notice nor memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be a Default for which there shall be no cure or grace period. Tenant agrees to execute and acknowledge, at the request of Landlord, a memorandum of this Lease, in recordable form.

25.21	SURVIVAL

The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the indemnification obligations of Landlord and Tenant under this Lease shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of this Lease.

25.22	OFAC.

(a) Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (A) controls Tenant or (B) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

(b) If, in connection with this Lease, there is one or more guarantors of Tenant’s obligations under this Lease, then Tenant further represents, warrants and covenants either that (i) any such guarantor is a Regulated Entity or (ii) neither guarantor nor any person or entity that directly or indirectly (A) controls such guarantor or (B) has an ownership interest in such guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

(c) Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Lease is true and complete.

(d) Landlord advises Tenant hereby that the purpose of this Section is to provide to Landlord information and assurances to enable Landlord to comply with the Laws relating to OFAC.

(e) Tenant acknowledges that the breach of any of the representations, warranties and/or covenants by Tenant under this Section 25.21 shall be an immediate Default under this Lease.

25.23	INSPECTION BY A CASP IN ACCORDANCE WITH CIVIL CODE SECTION 1938.

Landlord discloses that to Landlord’s knowledge, neither the Building nor the Premises have undergone inspection by a Certified Access Specialist. Furthermore, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.” Tenant agrees that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises and Building identified by any such CASp inspection, any and all such alterations and repairs within the Premises to be performed by Tenant shall be subject to Landlord’s consent and in accordance with this Lease. Landlord and Tenant hereby agree that if Tenant elects to perform a CASp inspection of the Premises, Tenant will provide written notice to Landlord, and Landlord may elect, in Landlord’s sole discretion, to retain a CASp to perform the inspection. If Landlord does not so elect, the time and manner of the CASp inspection is subject to the prior written approval of Landlord. In either event, the payment of the fee for the CASp inspection shall be borne by Tenant.

25.24 COUNTERPARTS

This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Telecopied signatures or signatures transmitted by electronic mail in so-called “pdf” format or via DocuSign or similar electronic means, may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on such telecopied or e-mailed signatures. Promptly following request by either party, the other party shall provide the requesting party with original signatures on this Lease.

25.25	EXHIBITS AND RIDERS

All exhibits, riders and/or addenda referred to in this Lease as an exhibit, rider, or addenda hereto, or attached hereto executed both by Landlord and Tenant shall be deemed to be a part hereof and are hereby incorporated into and made a part of this Lease.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.1(4) hereof.

TENANT:

Gritstone Oncology, Inc., a Delaware corporation
By:	/s/ A. R. Allen

Print Name:	A. R. Allen

Its:	President & CEO

By:	/s/ Jean-Marc Bellemin

Print Name:	Jean-Marc Bellemin

Its:	EVP & CFO

LANDLORD:

Emery Station West, LLC, a California limited liability company
By:	ES West Associates, LLC a California limited liability company, its Managing Member

	By:	Wareham-NZL, LLC
a California limited liability company, its Manager

		By:	/s/ Richard K. Robbins
Richard K. Robbins
Manager

EXHIBIT A

OUTLINE OF PREMISES

A-1

EXHIBIT A-1

COMMON TERRACE

A-1-1

EXHIBIT B

WORKLETTER AGREEMENT

(Tenant Build / Allowance)

THIS WORKLETTER AGREEMENT (this “Workletter Agreement”) is attached to and made a part of that certain Lease (the “Lease”) between Emery Station West, LLC, a California limited liability company (“Landlord”), and Gritstone Oncology, Inc., a Delaware corporation (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Lease. This Workletter Agreement sets forth the terms and conditions relating to the construction of Tenant Work (defined below) in the Premises.

1.	Allowance; Tenant Work.

(a) Allowance. Tenant shall be entitled to the Tenant Work Allowance specified in the Basic Lease Information for the costs relating to the design, permitting and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Work”). In no event will Landlord be obligated to make disbursements pursuant to this Workletter Agreement in a total amount which exceeds the Tenant Work Allowance. In no event may the Tenant Work Allowance be applied to the cost of furniture, fixtures (other than those that are installed in connection with the Tenant Work) or equipment, nor shall it be applied to offset any Rent due under the Lease.

(b) Disbursement of the Tenant Work Allowance.

(i) Tenant Work Allowance Items. Except as otherwise set forth in this Workletter Agreement, the Tenant Work Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Work Allowance Items”):

(A) Payment of the fees of the Architect and the Building Consultants (as those terms are defined below) and payment of fees and costs reasonably incurred by Landlord for the review of the Construction Drawings (defined below) by Landlord or by Landlord’s third party consultants, provided that peer review fees and third party consultants which exceed $25,000 must be reviewed and approved by Tenant;

(B) The payment of plan check, permit and license fees relating to the Tenant Work;

(C) The cost of construction of the Tenant Work, including, without limitation, after hours charges, testing and inspection costs, trash removal costs, and contractors’ fees and general conditions (but for clarity, Tenant shall not be required to pay freight elevator charges, unless a live operator is required for Tenant’s use of such elevator);

(D) The cost of any changes to the Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(E) The cost of any changes to the Construction Drawings (defined below) or Tenant Work required by applicable building codes (collectively, “Code”); and

(F) The Coordination Fee (defined below).

(ii) Disbursement of Tenant Work Allowance. During the design and construction of the Tenant Work, Landlord shall make monthly disbursements of the Tenant Work Allowance to reimburse Tenant for Tenant Work Allowance Items and shall authorize the release of funds as follows, and otherwise in accordance with Landlord’s standard disbursement process.

(A) On or before the tenth (10th) day of each calendar month (or such other date as Landlord may designate) (the “Monthly Reimbursement Date”), Tenant shall deliver to Landlord: (1) a request for payment from Contractor (defined below) approved by Tenant and the Architect (hereafter defined), in a commercially reasonable form to be provided or approved in advance by Landlord, including a schedule of values and showing the percentage of completion, by trade, of the Tenant Work, which details the portion of the work completed and the portion not completed; (2) invoices from all of Tenant’s Agents (defined below) for labor rendered and materials delivered to the Premises for which Tenant is seeking a Tenant Work Allowance payment; (3) executed conditional mechanic’s lien releases from all of Tenant’s Agents who have lien rights with respect to the subject request for payment (along with unconditional mechanics’ lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) in compliance with all applicable laws; a copy of the check(s) which Tenant issued to pay the requested sums to Tenant’s Agents; and (5) all other information reasonably requested by Landlord (collectively, the “Payment Request Supporting Documentation”). If the Payment Request Supporting Documentation is delivered after the Monthly Reimbursement Date, it will be processed along with any other payment requests for the following calendar month.

(B) On or before the fifteenth (15th) day of the subsequent calendar month following Tenant’s timely delivery to Landlord of all Payment Request Supporting Documentation, Landlord shall deliver to Tenant payment in an amount equal to the lesser of: (x) the amount so requested by Tenant, as set forth above, less (1) the applicable Over-Tenant Work Allowance Amount (defined in Section 3.2(a) below) and (2) a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (y) the balance of any remaining available portion of the Tenant Work Allowance (not including the Final Retention), provided that if Landlord, in good faith, disputes any item in a request for payment based on non-compliance of any work with the Approved Working Drawings (defined below) or due to any substandard work and delivers a written objection to such item setting forth with reasonable particularity Landlord’s reasons for its dispute (a “Draw Dispute Notice”) within ten (10) business days following Tenant’s submission of its Payment Request Supporting Documentation, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to diligently resolve any such dispute. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(C) Subject to the provisions of this Workletter Agreement, following the final completion of construction of the Tenant Work, Landlord shall deliver to Tenant a check made payable to Tenant, or a check or checks made payable to another party or parties as reasonably requested by Tenant, in the amount of the Final Retention, provided that (1) Tenant delivers to Landlord properly executed unconditional mechanics’ lien releases from all of Tenant’s Agents in compliance with all applicable laws, as reasonably determined by Landlord;

(2) Landlord has determined in good faith that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building; (3) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Work has been finally completed; (4) Tenant supplies Landlord with evidence that all governmental approvals required for an occupant to legally occupy the Premises has been obtained; and (5) Tenant has fulfilled its Completion Obligations (defined below) and has otherwise complied with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, closeout documentation regarding the general contractor, financial close-out matters, and Tenant’s vendors, as set forth on Schedule 1 to this Workletter Agreement.

2.	Deemed Approval.

Where Landlord’s written approval is required under this Workletter Agreement, if Landlord fails to respond within the later of ten (10) business days or such other timeframe designated herein, Landlord shall be deemed to have approved such request.

3.	Construction Drawings.

(a) Selection of Architect; Construction Drawings.

(i) Tenant shall retain an architect approved (or deemed approved) in writing, in advance by Landlord, such approval not to be unreasonably withheld (the “Architect”) to prepare the Construction Drawings. It is agreed that Albert Chiang of CAC Architects is so approved. Tenant shall retain engineering consultants approved (or deemed approved) in writing, in advance by Landlord, such approval not to be unreasonably withheld (the “Building Consultants”) to prepare all plans and engineering working drawings and perform all work relating to mechanical, electrical and plumbing (“MEP”), HVAC/Air Balancing, life-safety, structural, sprinkler and riser work. In lieu of Tenant engaging a separate design firm or firms to design the MEP portion of the Construction Drawings, Landlord is willing to approve Tenant preparing such MEP portion on a “design-build” basis, subject to the following conditions: (A) Tenant agrees to engage Interface Engineers to create a “basis of design” (the “BOD”) to accommodate the Tenant Work; (B) the BOD shall be created with Landlord’s input and be subject to Landlord’s reasonable approval; and (C) Tenant engages subcontractors reasonably approved by Landlord to create such MEP portion.

(ii) The plans and drawings to be prepared by Architect and the Building Consultants hereunder (i.e., both the Space Plan and the Working Drawings, as each term is defined below) shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with a drawing format and specifications to be mutually agreed upon by Landlord and Tenant and in accordance with construction industry standards, and such plans and drawings shall be subject to Landlord’s prior written approval (or deemed approval), not to be unreasonably withheld, conditioned or delayed. Landlord’s review of the Construction Drawings shall be for its sole purpose and shall not obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

(b) Space Plan. Tenant shall supply Landlord for Landlord’s review and approval (or deemed approval) with four (4) copies signed by Tenant of its space plan for the Premises (“Space Plan”) before any architectural working drawings or engineering drawings have been commenced. The Space Plan shall include a layout and designation of all laboratory facilities, offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Space Plan. Subject to Section 2 of this Workletter Agreement, Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Space Plan (or, if applicable, such additional information requested by Landlord pursuant to the provisions of the immediately preceding sentence) if the same is approved or is unsatisfactory or incomplete in any respect. Upon any disapproval by Landlord, Tenant shall promptly cause the Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

(c) Working Drawings. After the Space Plan has been approved (or deemed approved) by Landlord, Tenant shall supply the Architect and the Building Consultants with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements, to enable the Architect and the Building Consultants to complete the Working Drawings and shall cause the Architect and the Engineers to promptly complete the architectural and engineering drawings, and Architect shall compile a fully coordinated set of drawings, including but not limited to architectural, structural, mechanical, electrical, plumbing, fire sprinkler and life safety in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and shall submit the same to Landlord for Landlord’s review and approval (or deemed approval). Tenant shall supply Landlord with four (4) copies signed by Tenant of the Working Drawings. Subject to Section 2 of this Workletter Agreement, Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Working Drawings if Landlord, in good faith, determines that the same are approved or are unsatisfactory or incomplete. If Tenant is so advised, Tenant shall promptly revise the Working Drawings to correct any deficiencies or other matters Landlord may reasonably require.

(d) Landlord’s Approval. Tenant acknowledges that it shall be deemed reasonable for Landlord to disapprove the Space Plan and any subsequent Working Drawings unless, at a minimum, the same are prepared on the basis that: (i) the Tenant Work as specified and designed comply with the requirements of the Project’s Sustainability Practices (if any) and Tenant is strongly encouraged to complete the Tenant Work in a manner sufficient to achieve the applicable Green Building Standards set forth on Exhibit B-1, and (ii) the sprinkler systems shall be designed in compliance with the specifications provided by FM Global. Additionally, subject to Section 2 of this Workletter Agreement, Landlord’s approval of any matter under this Workletter Agreement may be withheld if Landlord reasonably determines that the same would violate any provision of the Lease or this Workletter Agreement or would adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building.

4.	Construction of the Tenant Work.

(a) Tenant’s Selection of Contractors.

(i) The Contractor. Tenant shall retain a general contractor approved (or deemed approved) in writing, in advance by Landlord, such approval not to be unreasonably withheld, to construct the Tenant Work (“Contractor”).

(ii) Tenant’s Agents. Subject to Section 2 of this Workletter Agreement, all subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved (or deemed approved) in writing by Landlord, not to be unreasonably withheld, conditioned or delayed, provided that Landlord will require Tenant to retain the Building Consultants. All of Tenant’s Agents shall be licensed in the State of California and capable of being bonded.

(b) Construction of Tenant Work by Tenant’s Agents.

(i) Construction Contract. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), but subject to Section 2 of this Workletter Agreement, Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Work, Tenant shall provide Landlord with a schedule of values consisting of a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, for all Tenant Work Allowance Items in connection with the design and construction of the Tenant Work, which costs form the basis for the amount of the Contract (“Final Costs”). Prior to the commencement of construction of the Tenant Work, Landlord and Tenant shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Tenant Work Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Work), and Landlord will reimburse Tenant on a monthly basis, as described in Section 1.2(b)(ii) above, for a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Workletter Agreement, which percentage shall be equal to the Tenant Work Allowance divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Work Allowance Items incurred prior to the commencement of construction of the Tenant Work), and Tenant shall be solely responsible for any Over-Allowance Amount. If, after the Final Costs have been initially determined, the costs relating to the design and construction of the Tenant Work shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and Landlord’s reimbursement percentage, shall be recalculated in accordance with the terms of the immediately preceding sentence. Notwithstanding anything set forth herein to the contrary, construction of the Tenant Work shall not commence until Tenant has procured and delivered to Landlord a copy of all Permits for the applicable Tenant Work.

(ii) Construction Requirements.

(A) Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Construction of the Tenant Work shall comply with the following: (1) the Tenant Work shall be constructed in strict accordance with the Approved Working Drawings, subject to minor field modifications, and Landlord’s then-current published construction guidelines; (2) Tenant’s Agents shall submit schedules of all work relating to the Tenant Work to Landlord and Landlord shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (3) Tenant shall abide by all rules made by Landlord’s Building Manager with respect to the use of contractor parking, materials delivery, freight, loading dock and service elevators, any required shutdown of utilities (including life-safety systems), storage of materials, coordination of work with the contractors of Landlord, and any other matter in connection with this Workletter Agreement, including, without limitation, the construction of the Tenant Work. Tenant shall pay an oversight and supervisory fee (the “Coordination Fee”) to Landlord in an amount equal to one percent (1%) of the Final Costs.

(B) Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Work and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (1) to permit Tenant to complete the Tenant Work, and (2) to enable Tenant to obtain any related building permit or certificate of occupancy.

(C) Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Work for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractor. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal or replacement of all or any part of the Tenant Work, and/or the Building and/or common areas that are damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Work shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances as may be necessary to effect such right of direct enforcement.

(iii) Insurance Requirements.

(A) General Coverages. All of Tenant’s Agents shall carry employer’s liability and worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including personal and bodily injury, property damage and completed operations liability, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(B) Special Coverages. Tenant or Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Work, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Work shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and shall be in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(C) General Terms. Certificates for all of the foregoing insurance coverage shall be delivered to Landlord before the commencement of construction of the Tenant Work and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days’ prior written notice of any cancellation of such insurance. In the event that the Tenant Work are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Work is fully completed and accepted by Landlord, except for any Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for one (1) year following completion of the work and acceptance by Landlord and Tenant. All policies carried hereunder shall insure Landlord, Wareham Property Group as Landlord’s manager, and Tenant, as their interests may appear, as well as Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects Landlord and Tenant and that any other insurance maintained by Landlord or Tenant is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease and/or this Workletter Agreement.

(iv) Governmental Compliance. The Tenant Work shall comply in all respects with the following: (A) the Code and other federal, state, city and/or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person or entity; (B) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; (C) building material manufacturer’s specifications, and (D) the Project’s Sustainability Practices (if any).

(v) Inspection by Landlord. Prior to the completion of the Tenant Work, Landlord shall have the right to inspect the same at all times, provided however, that Landlord’s failure to inspect the Tenant Work shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Work constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Work, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Work shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Work and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may take such action as Landlord deems necessary, at

Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Work until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

(vi) Meetings. Tenant shall hold periodic meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of the Construction Drawings and the construction of the Tenant Work, which meetings shall be held at a location designated or reasonably approved by Landlord, and Landlord and/or its agents shall receive prior written notice of, and shall have the right to attend, all such meetings. Upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, and Landlord will be included in the distribution list for such minutes. One such meeting each month shall include the review of Contractor’s current request for payment.

(c) Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Tenant Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of Alameda County shall furnish a copy thereof to Landlord upon such recordation, and shall timely give all notices required pursuant to the California Civil Code. If Tenant fails to do so, Landlord may execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. Within thirty (30) days following the completion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord such updated drawings in accordance with Landlord’s then-current CAD requirements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. Tenant’s obligations set forth in this Section are collectively referred to as the “Completion Obligations.”

5. Base Shell and Core.

Landlord shall deliver the Premises with the Base Shell and Core Substantially Complete. The Base Shell and Core shall comply in all respects with the Code and other federal, state, city and/or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person or entity; the applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters), and the National Electrical Code. Subject to the foregoing, Tenant shall accept the Premises in their then existing, “AS-IS” condition.

6. Miscellaneous.

(a) Tenant’s Representative. Tenant has designated Jim Davis as its sole representative with respect to the matters set forth in this Workletter Agreement, until further notice to Landlord, who shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter Agreement.

(b) Landlord’s Representative. Landlord has designated Geoff Sears as its sole representative with respect to the matters set forth in this Workletter Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Workletter Agreement.

(c) Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default by Tenant under the Lease (including, without limitation, this Workletter Agreement) has occurred at any time on or before the substantial completion of the Tenant Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Work Allowance, and (ii) all other obligations of Landlord under the terms of this Workletter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

Schedule 1 to Exhibit B

Project Closeout Documents

1.	Approved permit drawings (stamped by architect)

2.	Building permits and signed off Job Card

3.	As-built drawings (PDF and CAD)

4.	Submittals, RFI’s and Change Orders

5.	Decontamination reports as applicable

6.	Environmental Sustainability Policies records (demo material disposal)

7.	Fire Alarm NFPA 72-2013 record of completion

8.	Fire Sprinkler testing, permit and sign-off

9.	Additional pertinent project information (e.g., structural calculations, noise and vibration analyses, HMIS reports, etc.)

10.	O&M manuals

11.	Training documents

12.	Warranty documents

13.	Start-up datasheets

14.	Air balance reports

15.	Hydronic balance reports

16.	HVAC duct pressure/leak testing results

17.	Process piping pressure testing reports

18.	Electrical load evaluation (normal and emergency power)

19.	HVAC load evaluation

20.	Electrical panel schedules

21.	Commissioning reports

22.	Décor and finishes schedules

23.	Certificate of insurance (Subcontractors)

24.	Certificate of Occupancy

25.	BMS graphic backgrounds and points list

EXHIBIT B-1

APPLICABLE GREEN BUILDING STANDARDS

Tenant shall cause the Architect, Engineers and General Contractor (the Tenant’s “TI Project Team”) to rate the proposed Tenant Improvements on a “LEED” scorecard with a goal of achieving at least a “Gold” level as set forth by the USGBC, and shall provide that information, attested to by TI Project Team as part of the Space Plan and Working Drawings approval process.

Tenant agrees to direct the Architect and Engineers to design the Tenant Improvements such that they meet the following standards:

Under the LEED 2009 Core & Shell Rating System, achieving certain credits is dependent upon integrating the credit requirements into a binding tenant lease or sales agreement. In these cases, the technical requirements must be clearly identified as part of the tenants’ scope, and enforced through the tenant lease agreement. The following sample text can be referenced to that end.

TENANT’S WORK

Tenant agrees that Tenant’s Work shall Include the following

SUSTAINABLE DESIGN

Please refer to the LEED Reference Guide for Green Building Design and Construction 2009 for detailed information on the specific credits and goals described below.

WATER EFFICIENCY

WEc3—Water Use Reduction (reduce by 40%)

Tenant installed plumbing fixtures must comply with the following applicable maximum fixture flush and flow rates,

•	Water closet: 1.1 gpf

•	Urinals: 0.125 gpf

•	Lavatory faucets: 0.35 gpm

•	Kitchen faucets: 1.5 gpm

•	Showerheads: 1.5 gpm

ENERGY & ATMOSPHERE

EAp3—Fundamental Refrigerant Management and EAc4—Enhanced Refrigerant Management -

Tenant installed heating, ventilating, air conditioning and refrigeration (HVAC&R) systems must contain zero chlorofluorocarbon (CFC) based refrigerants and either eliminate the use of chemical refrigerants or select refrigerants that minimize or eliminate the emission of compounds that contribute to ozone depletion.

Refer to LEED 2009 EAc4 Enhanced Refrigerant Management for details on calculating maximum thresholds for refrigerant contributions to ozone depletion and global warming potential.

2 Bryant Street, Suite 300, San Francisco CA 94105 | 415.856.3000 perkinswill.com

B-1-1

FAc1—Optimize Energy Performance

Tenant installed regulated building energy consuming systems demonstrate a minimum 20% improvement when measured by energy cost than a baseline building determined according to Appendix G at ASHRAE Standard 90.1-2007. Regulated energy includes lighting; HVAC; and service water heating for domestic or space heating, purposes.

Refer to LEED 2009 EAp2 Minimum Energy performance and EAcl Optimize Energy Performance for details on calculating baseline and proposed building performance.

INDOOR ENVIRONMENTAL QUALITY

IEQp1—Minimum Indoor Air Quality Performance—Prerequlsite

Mechanical ventilation systems must be designed using the ventilation rate procedure as defined by ASHRAE 62.1-2007, or the applicable local code, whichever is more stringent.

IEQP2—Environment Tobacco Smoke (ETS) Control—Prerequisite

Prohibit smoking inside the building and within 25 feet of all building entrances, outdoor air intakes, and operable windows.

IEQc1—Outdoor Air Delivery Monitoring

Tenant Installed ventilation systems must provide permanent monitoring systems that monitor CO2 concentrations within all mechanically ventilated densely occupied spaces and provide direct outdoor air flow measurement devices in air handling units where more than 20% of the design supply air flow serves non-densely occupied spaces. All naturally ventilated spaces must monitor CO2 concentrations and all CO2 monitors must be placed between 3 and 6 feet above the floor.

Refer to LEED 2009 IEQc1 Outdoor Air Delivery Monitoring for details on monitoring accuracy and integration into building automation system.

IEQc2—Increased Ventilation

Tenant Installed ventilation systems must increase breathing zone outdoor air ventilation rates by at least 30% above the minimum rates prescribed by ASHRAE 62.1-2007.

IEQc3.1—Construction Indoor Air Quality Management Plan

Tenant construction must develop an Indoor Air Quality (IAQ) management plan that meets or exceeds the recommended control measures of the Sheet Metal and Air Conditioning National Contractors Association (SMACNA) IAQ Guidelines for Occupied Buildings under Construction, 2nd edition, 2007, ANSI/SMACNA 008-2008, Chapter 3, In addition, the plan should address:

•	Protection Of absorptive materials stored on-site and Installed from moisture damage.

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Permanently Installed air-handling equipment Is not operated during construction unless filtration media with a minimum efficiency reporting value (MERV) of 8 are Installed at each return air grille and return. immediately before occupancy, replace all filtration media with the final design filtration media.

Refer to LEED 2009 IEQc3.1—Construction Indoor Air Quality Management Plan—During Construction for details on IAQ plan requirements and reporting.

IEQc4.1-4.4 Low-Emitting Materials –

B-1-2

All adhesives and sealants used on the Interior of the Tenant construction must comply to the VOC limits established by the South Coast Air Quality Management District (SCAQMD) Rule #1168. All paints and coatings used must not exceed the VOC limits established by Green Seal Standard GS-11, Green Seal Standard GC-03, and SCAQMD Rule #1113. All installed flooring must meet the requirements of IEQc4.3 Low-Emitting Materials—Flooring Systems. Carpet must meet the requirements of the Carpet and Rug Institute Green Label Plus program. Carpet adhesive must meet the requirements of IEQc4.l Low-Emitting Materials—Adhesives and Sealants. Hard surface flooring must be FloorScore Standard certified. All flooring sealers, stains and finish must meet the SCAQMD Rule #1113 and tile setting adhesives must meet Rule #1168. All composite wood and agrifiber products used must comply with the no-added urea formaldehyde requirements of IEQc4.4 Low-Emitting Materials—Composite and Agrifiber Products.

Refer to LEED 2009 IEQc4.1 to 4.4 Low-Emitting Materials for further details on VOC limits and third-party certification requirements.

IEQc5 – Indoor chemical and pollutant source control -

Sufficiently exhaust each space where hazardous gases or chemicals may be present or used (e.g., garages, housekeeping and laundry areas, copying and printing rooms) to create negative pressure with respect to adjacent spaces when the doors to the room are closed. For each of these spaces, provide self-closing doors and deck-to-deck partitions or a hard-lid ceiling. The exhaust rate must be at least 0.50 cubic feet per minute (cfm) per square foot (0.15 cubic meters per minute per square meter) with no air recirculation. The pressure differential with the surrounding spaces must be at least 5 Pascals (Pa) (0.02 Inches of water gauge) on average and 1 Pa (0.004 inches of water) at a minimum when the doors to the rooms are closed.

In mechanically ventilated buildings, each ventilation system that supplies outdoor air shall provide MERV 13 air filtration.

perkinswill.com    3

B-1-3

EXHIBIT B-2

BASE SHELL AND CORE

OCCUPANCY

•	Tower designed to accommodate “B” and “L” occupancies.

SITEWORK / PARKING

•	Exterior hardscape and landscape including site lighting, curbs, sidewalks and drive aisles, miscellaneous site furnishings and stormwater bio-filtration system.

•	Hardscape and landscaping on podium rooftop (tower’s base), accessible from tower.

•	Connection from podium roof terrace to pedestrian bridge.

•	Landlord-provided Generac emergency generator with enclosure for life-safety and tenant purpose back-up power (1600kW / 2000 kVA/60Hz).

•	Immediate connection to area commuter trains, buses and free EmeryGoRound shuttle.

•	Ample visitor/transient parking in podium with tenant employee parking in adjacent 6100 Horton St Garage structure, including provisions for electric vehicle charging.

•	Outdoor bike racks and large indoor, secured bike storage.

•	Significant on-site public art.

STRUCTURE

•	Structural slab on grade supported by auger piles, pile caps and grade beams.

•	Steel superstructure for podium and commercial tower above.

•	Lateral system using moment frames and buckling-restrained brace frames (BRB’s). Seismic importance of 1.0.

•	Floors of concrete slab on metal deck. Floor load of 100 lbs/SF, reducible.

•	Structural roof (100 lbs per SF, reducible), and central mechanical penthouse.

•	Floor-to-floor height of 14’10” with top (9th) floor at 15’0”. Designed to allow robust lab MEP above a minimum finished ceiling height of 10’0”.

•	Floor vibration: 3rd floor 14,000 micro-inches/second, Floors 4-9 18,000 micro-inches/second.

EXTERIOR SKIN

•	Glass (curtainwall, storefront and ribbon window systems), metal panels and precast panels.

•	Head of ribbon windows at 9’-0” above finished floor, sills at 3’-0.”

•	Metal panels for penthouse and screened mechanical area.

•	Accessible private exterior terraces on Floors 4-6.

COMMON AREAS / FACILITIES

•	Double-height ground floor lobby, complete with main greeting/security desk, and all interior finishes, FF&E and art.

•	Ground floor main electrical room, and fire control room with main fire alarm panel.

B-2-1

•	Covered loading dock with roll-down door, at-grade area for shipping/receiving, and hydraulic scissor lift.

•	Trash room.

•	750 GPM Patterson fire pump and 60,000 gallon fire water storage tank.

•	Telecom main point of entry (MPOE) room. At grade with pathway to stacked tower riser closets on every floor. Open access to main telco providers (AT&T, Comcast and Paxio Fiber).

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One service/freight elevator with capacity of 5,000 lbs. (sized to accommodate an 8 ft. chemical fume hood). This elevator is accessible from loading dock and services all floors plus roof and penthouse.

•	Three destination dispatch passenger elevators serving the commercial tower with capacity of 3,500 lbs. Fourth pit for potential future elevator.

•	Two exit stair towers completed including drywall enclosure finished and painted on interior, stair treads, handrails, lighting, and stairway pressurization/smoke evacuation.

FULL FLOOR TENANT AREAS:

•	Central, fully finished men’s and women’s restrooms on each floor.

•	Janitor closet on every floor.

•	Electrical closet with access to main bus duct riser on every floor. Closets have been sized to allow some amount of future tenant transformers.

•	IDF riser closet on every floor.

•	Tenant and employee access to nearby shared campus conference facility and workout room.

•	Exterior cladding and framing ready for tenant insulation and drywall.

MECHANICAL

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Floor heights and structural beam depths allow for 22” duct height while still maintaining a 10’0” finished ceiling, with higher ceilings possible. Indicative duct layout drawings can be shared upon request.

•	Stand-alone split system serves the main lobby and ground floor back of house areas.

•	Completed vertical shafts sized to accommodate supply air mains, exhaust duct mains, and chilled and heating water risers.

•	74”x24” supply air duct stub-out at each shaft (typ. x3) per floor

•	66”x24” general lab exhaust sub-duct stub-out at each shaft (typ. x3) per floor

•	4” process condenser water stub-out at each floor

•	4” heat hot water stub-out at each floor

•	Central equipment (air handlers, exhaust fans, chillers, boilers, pumps, cooling tower, and associated equipment) designed to supply 100% outside air of 1.6 CFM per square foot of tenant area.

•	(3) 100,000 CFM GovernAir custom air handling units

•	(4) 60,000 CFM Lorin Cook lab exhaust fans

B-2-2

•	(2) 750 ton Trane water cooled chillers

•	(1) 400 ton heat exchanger for process cooling

•	(1) 1875 GPM BAC cooling tower

•	(4) 5,600 MBH Aerco output boilers.

•	Central Building Management System (BMS) to control core HVAC.

•	Pre-identified future louver area on each floor allows for potential additional on-floor air handler for greater capacities, if necessary.

•	High-rise smoke evacuation system as required by code for base building shell.

•	Core restrooms on every floor served by dedicated bathroom exhaust riser with rooftop exhaust fan. Transfer/make-up air will be provided as part of Tenant Improvement.

ELECTRICAL

•	PG&E transformer at 100kVA, 480Y/277V.

•	Transformer serves installed main switchboard rated at 4,000 amp, 480Y/277V.

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3000 amp, 277/480V 3P, 4W bus duct runs from main electrical room up to penthouse and connecting all on-floor tenant electrical rooms. Tenants have their pro-rata share of access to this electrical riser. Assuming a typical 60/40 lab to office mix for any tenant, this electrical system allows for power and lighting at 5.2W/sq.ft. in office areas and of 6.2W/sq.ft. in lab areas. Please note that the Mechanical system electrical needs have been accommodated outside/on top of these amounts.

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Each tenant electrical room has a 200 amp 277/480V panel, a 45 kVA step down transformer, and a 100 amp 120/208V panel. If Tenants’ electrical allowance (above) permits, they can add taps to the 480V bus duct to access more power. The electrical room on each floor has been sized to allow for the siting of transformer(s) tenants will likely employ.

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Landlord-provided 1.5 MW 60Hz 480V diesel standby emergency generator at grade at building exterior. Generator is sized for 2400A. Two Automatic Transfer Switches (ATS) divide life safety loads from tenant discretionary loads. 800A is allocated for life safety purposes and 1600 A for tenant discretionary loads. Off this riser each floor has a 200A emergency panel (rated 277/480V, 3-phase, 4 wire) to which tenants have their pro-rata access. There is an 800A emergency panel on the roof. 400A was used to support certain AHU and EF HVAC equipment, and the 400A balance is available for future loads. The opportunity to serve greater tenant loads would be through separate standby power equipment on ground floor.

PLUMBING:

•	Building storm and overflow drainage system, including bio-retention system to biologically treat/filter all site-generated storm water.

•	Backflow prevention device at main water entry point.

•	Cold and hot water provided to all restrooms in core and shell.

•	Two 2” Cold water stub outs on every floor.

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•	4” Waste and 3” vent stub on every floor, located at risers in each quadrant.

•	Tenant domestic hot water to be via electric hot water heaters as part of Tenant Work.

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Natural gas riser to serve core and shell domestic hot water needs and building penthouse HVAC heat boilers. Tenant natural gas available at each floor with 1-1/4” stub-out at 2psi. Tenant to provide pressure reducing valves and sub-meters.

•	No provisions for acid waste. Neutralization, if and as required, to be performed by tenants in tenant spaces.

FIRE / LIFE SAFTEY:

•	Existing 2-hour separation between floors.

•	Base building sprinkler system with shell configuration heads on every floor as part of base building.

•	Fire pump with 60,000 gallon emergency fire water tank at ground floor.

•	Main fire alarm closet with main fire alarm panel at ground level (Notifier by Honeywell).

•	Code fire alarm devices for core areas at every floor.

•	2-hour fire rating at north façade met with addition of tenant-supplied interior drywall.

SECURITY / TELECOM:

•	Main MPOE room at grade, with central risers up commercial tower connecting tenant IDF rooms on every floor.

•	Card access at all exterior points of entry and at parking garage.

•	Manned security station in main lobby with 24/7 manned campus security.

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EXHIBIT C-1

LABORATORY RULES AND REGULATIONS

1. Any laboratory equipment (glass and cage washers, sterilizers, centrifuges, etc.) being used during Standard Operating Hours must be properly insulated for noise to prevent interruption of other tenants’ business. Landlord reserves the right to request all equipment be reasonably insulated prior to occupancy. Should other tenants complain of noise, the laboratory tenant will be responsible for abating any noise issues, at the laboratory tenant’s sole cost.

2. Animal activities are a recognized and necessary process in the biotech industry. Such activities may only be conducted by laboratory tenants pursuant to all the requirements of their respective lease (including any “Use” clause) and require specific, written approval by Landlord in advance. Any animal activities shall be conducted pursuant to all regulations, standards and best industry practices relating to them.

3. The Project is a mixed-use facility, and laboratory tenants share space with office tenants. To reduce the potential interaction with office tenants and their employees and visitors with any biotech animal operations, any animal testing performed, any deliveries of animals and any equipment, foods, cleaners, etc. associated with animal activities, must be coordinated through the loading dock after hours and with the cooperation of the building management and security personnel. The laboratory tenant should make every effort to handle any deliveries relating to animal activities outside of Standard Operating Hours. The freight elevator must be used at all times, and delivery trucks should not be visible to the other tenants in the campus area. No cartons, containers or cardboard boxes bearing the nature of contents may be stored or left in common area spaces, including any garage/freight areas. Feed bags, animal carriers, and any and all other related containers must be disposed of properly and with discretion.

4. All exterior signage relating to laboratory operations (i.e., visible to common areas, including corridors) must be kept to the minimum required by Laws. All signs must have Landlord’s approval prior to installation.

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EXHIBIT C-2

RULES AND REGULATIONS

1. No sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors or halls shall be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises and if the Premises are situated on the ground floor of the Project, Tenant shall further, at Tenant’s own expense, keep the sidewalks and curb directly in front of the Premises clean and free from rubbish. Landlord, at its sole cost and expense, but subject to reimbursement through Operating Expenses, shall keep the sidewalks and other areas of the common terrace clean and free from rubbish.

2. No awning or other projection shall be attached to the outside walls or windows of the Project without the prior written consent of Landlord. No curtains, blinds, shades, drapes or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed. Such awnings, projections, curtains, blinds, shades, drapes, screens and other fixtures must be of a quality, type, design, color, material and general appearance approved by Landlord, and shall be attached in the manner reasonably approved by Landlord. All lighting fixtures hung in offices or spaces along the perimeter of the Premises must be of a quality, type, design, bulb color, size and general appearance reasonably approved by Landlord.

3. No sign, advertisement, notice, lettering, decoration or other thing shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or of the Project, without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the actual out-of-pocket expense incurred by such removal to Tenant.

4. The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills that can be seen from outside the Premises or in the public portions of the Project.

5. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in public portions thereof without the prior written consent of Landlord.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant to the extent that Tenant or Tenant’s agents, servants, employees, contractors, visitors or licensees shall have caused the same.

7. Tenant shall not mark, paint, drill into or in any way deface any part of the Premises or the Project other than Decoration which is permitted under the Lease. No boring, cutting or stringing of wires belonging to Landlord shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

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8. No animal or bird of any kind shall be brought into or kept in or about the Premises or the Project, except dogs that qualify as “service animals” under the ADA or as permitted under the Laboratory Rules and Regulations.

9. Tenant shall reasonably cooperate with Landlord’s efforts to implement the Project’s Sustainability Practices and the applicable Green Building Standards, including, but not limited to, complying with Landlord’s then-current energy saving efforts and participating in any recycling programs and occupant satisfaction and transportation surveys.

10. Prior to leaving the Premises for the day, Tenant shall use commercially reasonable efforts to draw or lower window coverings and extinguish all lights.

11. Tenant shall regularly conduct reasonable cleaning and janitorial activities, especially in bathrooms, kitchens and janitorial spaces, to remove mildew and prevent moist conditions and shall reasonably comply with the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards.

12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Project, or neighboring buildings or premises, or those having business with them. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

13. Neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance, except pursuant to the provisions of the Lease.

14. No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

15. All removals, or the carrying in or out of any safes, freight, furniture, construction material, bulky matter or heavy equipment of any description must take place during the hours which Landlord or its agent may reasonably determine from time to time. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon two-inch thick plank strips to distribute the weight. The moving of safes, freight, furniture, fixtures, bulky matter or heavy equipment of any kind must be made upon previous notice to the Building Manager and in a manner and at times prescribed by the Building Manager, and the persons employed by Tenant for such work are subject to Landlord’s prior approval. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Project and to exclude from the Project all safes, freight or other bulky articles which exceed the load bearing capacity of the floors of the Building or which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

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16. Tenant shall not purchase janitorial or maintenance or other like service from any company or persons not approved by Landlord. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with security and proper operation of the Project.

17. Landlord shall have the right to prohibit any advertising conducted by Tenant referring to the Project which, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability as a first class building for offices and/or commercial services and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

18. Landlord reserves the right to exclude from the Project between the hours of 6:00 p.m. and 8:00 a.m. Monday through Friday, after 1:00 p.m. on Saturdays and at all hours Sundays and legal holidays, all persons who do not present a pass to the Project issued by Landlord. Landlord may furnish passes to Tenant so that Tenant may validate and issue same. Tenant shall safeguard said passes and shall be responsible for all acts of persons in or about the Project who possess a pass issued to Tenant.

19. Tenant’s vendors and contractors shall, while in the Premises or elsewhere in the Project, prior to commencing any work, shall be required to maintain and provide copies of such insurance coverage as reasonably approved by Landlord with liability policies naming Landlord and the Indemnitees as additional insureds.

20. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21. The requirements of Tenant will be attended to only upon application at the office of the Project. Project personnel shall not perform any work or do anything outside of their regular duties unless under special instructions from the office of Landlord.

22. Canvassing, soliciting and peddling in the Project are prohibited and Tenant shall cooperate to prevent the same.

23. No water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed.

24. There shall not be used in any premises, or in the public halls, plaza areas, lobbies, or elsewhere in the Project, either by Tenant, Tenant’s contractors or others, in the delivery or receipt of merchandise, any hand trucks or dollies, except those equipped with rubber tires and sideguards.

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25. Tenant, Tenant’s agents, servants, employees, contractors, licensees, or visitors shall not park any vehicles in any driveways, service entrances, or areas posted “No Parking” and shall comply with any other parking restrictions imposed by Landlord from time to time.

26. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

27. Intentionally omitted.

28. Tenant shall not use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises, nor shall Tenant use any picture of the Project in its advertising, stationery or in any other manner without the prior written permission of Landlord. Subject to the terms of Tenant’s Lease, Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor. Notwithstanding the foregoing, Tenant may include a picture of the Project on its website and other digital materials when displaying its location and address.

29. Tenant shall not prepare any food nor do any cooking, operate or conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, except that food and beverage preparation by Tenant’s employees using microwave ovens or coffee makers shall be permitted provided no odors of cooking or other processes emanate from the Premises. Tenant shall not install or permit the installation or use of any vending machine except by such persons and in such manner as are approved in advance in writing by Landlord.

30. Landlord shall prohibit all tenants from using the Building for, and Tenant shall not allow the Premises to be used as, an employment agency, a public stenographer or typist, a labor union office, a physician’s or dentist’s office, a dance or music studio, a school, a beauty salon, or barber shop, the business of photographic reproductions or offset printing (not precluding using any part of the Premises for photographic, multilith or multigraph reproductions solely in connection with Tenant’s or such other tenant’s own business and/or activities), a restaurant or bar, an establishment for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods, an establishment for preparing, dispensing or consumption of food or beverages of any kind in any manner whatsoever, or news or cigar stand, or a radio, television or recording studio, theatre or exhibition hall, or manufacturing, or the storage or sale of merchandise, goods, services or property of any kind at wholesale, retail or auction, or for lodging, sleeping or for any immoral purposes.

31. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not install any machine or equipment which causes noise, heat, cold or vibration to be transmitted to the structure of the building in which the Premises are located without Landlord’s prior written consent, which consent may be conditioned on such terms as Landlord may require. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and which is allowed by Law.

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32. Tenant shall not bring any Hazardous Materials onto the Premises except for such items used in Tenant’s business.

33. Tenant shall not store any vehicle within the parking area. Tenant’s parking rights are limited to the use of parking spaces for short-term parking, of up to twenty-four (24) hours, of vehicles utilized in the normal and regular daily travel to and from the Project. Tenants who wish to park a vehicle for longer than a 24-hour period shall notify the Building Manager for the Project and consent to such long-term parking may be granted for periods up to two (2) weeks. Any motor vehicles parked without the prior written consent of the Building Manager for the Project for longer than a 24-hour period shall be in violation of this rule and regulation and Building Manager shall deliver a written warning notice to Tenant and place a warning notice on the stored vehicle. Upon the second violation of this rule and regulation by the same vehicle in a different 24-hour period, such vehicle shall be deemed stored in violation of this rule and regulation and shall be towed away and stored at the owner’s expense or disposed of as provided by Law.

34. Smoking is prohibited in the Premises, the Building and all enclosed Common Areas of the Project, including all lobbies, all hallways, all elevators and all lavatories. “Smoking”, as used herein, shall be deemed to include the use of e-cigarettes, smokeless cigarettes and other similar products. All rules and regulations set forth in this Exhibit C-2 applicable to smoking also apply to the use of e-cigarettes, smokeless cigarettes and other similar products.

35. Tenant shall not store any items within 18 inches of a sprinkler head.

36. Building ladders including fixed ladders and step ladders are not to be used by Tenant, Tenant’s agents, servants, employees, contractors, licensees or visitors.

37. Plug-in electrical power strips and portable “space heaters” are not permitted.

38. Tenants are not permitted to open an electrical panel. Tenants are required to contact Landlord to reset a circuit breaker.

39. Tenant shall reimburse Landlord for the cost (plus an administrative charge at Landlord’s then prevailing rate) of Landlord providing any special services or work requested by Tenant to the extent such services or work are not specifically set forth as a Landlord obligation in the Lease.

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EXHIBIT D

SNDA

REQUESTED BY

AND WHEN RECORDED MAIL TO:

U.S. Bank National Association

Attn:

Loan No.:

THIS SPACE ABOVE FOR RECORDER’S USE

SUBORDINATION, NONDISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE: THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

This Subordination, Nondisturbance and Attornment Agreement (“Agreement”) is entered into as of the              day of                         , 20              by and among                                                                                                                        (“Tenant”),                                                                                                                                             (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”).

Factual Background

A. Borrower owns certain real property in the County of                                 , State of California, more particularly described in Exhibit “A” attached and made a part hereof by this reference. The term “Property” herein means that real property together with all improvements (the “Improvements”) located on it.

B. Bank has made or agreed to make a loan to Borrower in the principal amount of $                                 (the “Loan”) as provided in a loan agreement (the “Loan Agreement”). The Loan is or will be evidenced by a promissory note (the “Note”) which is or will be secured by a deed of trust encumbering the Property (the “Deed of Trust”) with an assignment of rents. The Loan Agreement, the Note, the Deed of Trust, this Agreement and all other documents and instruments identified in the Loan Agreement as “Loan Documents” shall be collectively referred to herein as the “Loan Documents.”

C. Tenant and Borrower (as landlord) have entered into that certain lease described in Exhibit “B” attached hereto and made a part hereof by this reference (the “Lease”) under which Borrower leased to Tenant a portion of the Improvements located within the Property and more particularly described in the Lease (the “Premises”).

D. It is a requirement of the Loan to Borrower that Tenant agree, among other things, to subordinate Tenant’s rights under the Lease to the lien of the Loan Documents and to attorn to Bank on the terms and conditions of this Agreement. Tenant is willing to agree to such subordination and attornment and other conditions, provided that Bank agrees to a nondisturbance provision, all as set forth more fully below.

Agreement

Therefore, the parties agree as follows:

1. Subordination. The Loan Documents and all supplements, amendments, modifications, renewals, replacements and extensions of and to them shall be and remain at all times a lien on the Property prior and superior to the Lease, to the leasehold estate created by it, and to all rights and privileges of Tenant under it, subject to the terms and conditions of this Agreement. The Lease and leasehold estate, together with all rights and privileges of Tenant under that Lease, are hereby unconditionally made subordinate to the lien of the Loan Documents in favor of Bank. Tenant consents to Borrower and Bank entering into the Deed of Trust and the other Loan Documents. Tenant further declares, agrees and acknowledges that in making disbursements under the Loan Documents Bank has no obligation or duty to, nor has Bank represented that it will, see to the application of such proceeds by the person or persons to whom they are disbursed by Bank, and any application or use of such proceeds for purposes other than those provided for in the Loan Documents shall not defeat the subordination made in this Agreement, in whole or in part.

2. Definitions of “Transfer of the Property” and “Purchaser.” As used herein, the term “Transfer of the Property” means any transfer of Borrower’s interest in the Property by foreclosure, trustee’s sale or other action or proceeding for the enforcement of the Deed of Trust or by deed in lieu thereof. The term “Purchaser,” as used herein, means any transferee, including Bank, of the interest of Borrower as a result of any such Transfer of the Property and also includes any and all successors and assigns, including Bank, of such transferee.

3. Nondisturbance. The enforcement of the Deed of Trust shall not terminate the Lease or disturb Tenant in the possession and use of the Premises unless at the time of foreclosure Tenant is in default beyond any applicable notice and cure periods under either the Lease or this Agreement, and Bank so notifies Tenant in writing at or prior to the time of the foreclosure sale that the Lease will be terminated by foreclosure because of such default. The nondisturbance herein granted is subject to Section 5 below. This nondisturbance applies to any option to extend or renew the Lease term which is set forth in the Lease as of the date of this Agreement. So long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable notice and cure periods, Bank shall not name or join Tenant as a defendant in any exercise of Bank’s right and remedies arising upon a default under the Loan unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Borrower or prosecuting such rights and remedies. In the latter case, Bank may join Tenant as a defendant in such action solely for such purpose.

4. Attornment. Subject to Section 3 above, if any Transfer of the Property should occur, Tenant shall and hereby does attorn to Purchaser, including Bank if it should be the Purchaser, as the landlord under the Lease, and each of Tenant and Purchaser shall be bound to all of the terms, covenants and conditions (including each party’s respective executory rights and obligations) of the Lease, except as modified by this Agreement, for the balance of the Lease term and any extensions or renewals of it which may then or later be in effect under any validly exercised extension or renewal option contained in the Lease, all with the same force and effect as if Purchaser had been the original landlord under the Lease. This attornment shall be effective and self-operative without the execution of any further instruments upon Purchaser’s succeeding to the interest of the landlord under the Lease. Borrower hereby agrees that Tenant’s payment of any rent amounts to Bank or purchaser, as directed under this Section 4, shall constitute payments of Rent under the terms of the Lease, and Borrower waives all claims against Tenant for any sums paid to Bank or Purchaser, as applicable, in connection with the foregoing.

5. Subordination of Options and Rights of First Refusal. The Loan Documents and all supplements, amendments, modifications, renewals, replacements and extensions of and to them shall unconditionally be and remain at all times a lien on the Property prior and superior to any existing or future right of Tenant, whether arising out of the Lease or otherwise, to exercise any option or right of first refusal to purchase the Premises or the Property or any interest or portion in or of either of them. Tenant specifically agrees and acknowledges that upon any Transfer of the Property, any such purchase option or right of first refusal, whether now existing or in the future arising, shall terminate and be inapplicable to the Property notwithstanding the nondisturbance granted to Tenant in Section 3 above. If any option or right of first refusal to purchase is exercised prior to a Transfer of the Property, any title so acquired to all or any part of the Property shall be subject to the lien of the Loan Documents, which lien shall in no way be impaired by the exercise of such option or right of first refusal. Bank specifically reserves all of its rights to enforce any accelerating transfer, due on sale, due on encumbrance or similar provision in the Deed of Trust or any other Loan Document.

6. Notices of Default; Material Notices; Bank’s Rights to Cure Default. Tenant shall send a copy of any notice of default or similar statement with respect to the Lease to Bank at the same time such notice or statement is sent to Borrower. In the event of any act or omission by Borrower which would give Tenant the right to terminate the Lease or to claim a partial or total eviction, Tenant shall not exercise any such right or make any such claim until it has given Bank written notice of such act or omission and has given Bank the following applicable cure period to remedy such default: (i) with respect to monetary defaults, thirty (30) days after the expiration of Landlord’s cure period with respect to such monetary default; or (ii) with respect to nonmonetary defaults, sixty (60) days after the expiration of Landlord’s cure period with respect to such nonmonetary default, provided that if Bank commences a cure of such nonmonetary default within the prescribed period, and thereafter diligently pursues such cure to completion, the cure period shall be extended to provide Bank sufficient time to complete such cure. Acts taken by Bank to obtain possession of the Property shall be deemed acts taken to cure. Nothing in this Agreement, however, shall be construed as a promise or undertaking by Bank to cure any default of Borrower.

7. Limitation on Bank’s Performance. Nothing in this Agreement shall be deemed or construed to be an agreement by Bank to perform any covenant of Borrower as landlord under the Lease. Tenant agrees that if Bank becomes Purchaser then, upon subsequent transfer of the Property by Bank to a new owner, Bank shall have no further liability under the Lease after said transfer.

8. Limitation on Liability. No Purchaser who acquires title to the Property shall have any obligation or liability beyond its interest in the Property, including insurance and condemnation proceeds, Purchaser’s interest in the Lease and the proceeds from any sale or other disposition of the Property by Purchaser.

9. Tenant’s Covenants. Tenant agrees that during the term of the Lease, without Bank’s prior written consent, Tenant shall not:

(a) pay any rent or additional rent more than one month in advance to any landlord including Borrower except and to the extent expressly required under the Lease; or

(b) cancel, terminate or surrender the Lease, except at the normal expiration of the Lease term or as provided in Section 6 above; or

(c) enter into any amendment, modification or other agreement relating to the Lease except as otherwise contemplated in the Lease; or

(d) assign or sublet any portion of the Lease or the Premises, except as expressly permitted in the Lease.

Notwithstanding the foregoing, Borrower and Tenant may enter into lease amendments and/or modifications without Bank’s prior consent, and Purchaser shall be bound to such amendments to the same extent Borrower would be bound, provided any such amendment or modification does not: (A) materially change the economic terms of the Lease; (B) increase the obligations of Borrower under the Lease in any material respect; (C) reduce the rights and remedies of Borrower under the Lease in any material respect; (D) reduce the obligations of Tenant under the Lease in any material respect; (E) grant offset rights to Tenant under the Lease; (F) grant to Tenant any options or rights of first refusal in the Premises or the Property; or (G) amend the term of the Lease.

10. Bank Not Obligated. Bank, if it becomes the Purchaser or if it takes possession under the Deed of Trust, and any other Purchaser shall not (a) be liable for any damages or other relief attributable to any act or omission of any prior Landlord under the Lease including Borrower, or (b) be subject to any offset or defense not specifically provided for in the Lease which Tenant may have against any prior landlord under the Lease; or (c) be bound by any prepayment by Tenant of more than one month’s installment of rent except to the extent that the Lease expressly required such a prepayment and such prepayment was actually delivered or credited to Purchaser; or (d) be obligated for any security deposit not actually delivered or credited to Purchaser; or (e) other than modifications or amendments contemplated in the Lease, be bound by any modification or amendment of or to the Lease unless the amendment or modification shall have been approved in writing by Bank. The foregoing shall not limit either (i) Tenant’s right to exercise against Purchaser any damages, relief or offset right or defense otherwise available to Tenant because of events occurring after the Transfer of the Property; or (ii) Purchaser’s obligation to correct any conditions that existed as of the date of the Transfer of the Property which violate Purchaser’s obligations as Landlord under the Lease.

11. Tenant’s Estoppel Certificate.

(a) True and Complete Lease. Tenant represents and warrants to Bank that Exhibit B accurately identifies the Lease and all amendments, supplements, side letters and other agreements and memoranda pertaining to the Lease, the leasehold and/or the Premises.

(b) Tenant’s Option Rights. Tenant has no right or option of any nature whatsoever, whether arising out of the Lease or otherwise, to purchase the Premises or the Property, or any interest or portion in or of either of them, except as described in the attached Exhibit C.

(c) No Default. As of the date of this Agreement, Tenant represents and warrants that to the best of Tenant’s knowledge there exist no events of default or events that with notice or the passage of time or both would be events of default under the Lease on either the Tenant’s part or the Borrower’s, nor is there any right of offset against any of Tenant’s obligations under the Lease, except as described in the attached Exhibit D. Tenant represents and warrants that the Lease is in full force and effect as of the date of this Agreement.

12. Integration; Etc. This Agreement integrates all of the terms and conditions of the parties’ agreement regarding the subordination of the Lease to the Loan Documents, attornment, nondisturbance and the other matters contained herein. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including the Lease, the terms, conditions and provisions of this Agreement shall prevail. This Agreement may not be modified or amended except by a written agreement signed by the parties or their respective successors in interest. This Agreement may be executed in counterparts, each of which is an original but all of which shall constitute one and the same instrument.

13. Notices. All notices given under this Agreement shall be in writing and shall be given by personal delivery, overnight receipted courier or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below. Notices shall be effective upon receipt (or on the date when proper delivery is refused). Addresses for notices may be changed by any party by notice to all other parties in accordance with this Section. Service of any notice on any one Borrower shall be effective service on Borrower for all purposes.

To Bank:	U.S. Bank National Association 4100 Newport Place, Suite 900 Newport Beach, California 92660 Attention: Loan Administration

To Borrower:	____________________________________
____________________________________
____________________________________
____________________________________

To Tenant:	____________________________________
____________________________________
____________________________________
____________________________________

14. Attorneys’ Fees. If any lawsuit, judicial reference or arbitration is commenced which arises out of or relates to this Agreement, the prevailing party shall be entitled to recover from the losing party (as determined by the trier of fact) such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys’ fees, including the costs for any legal services by in-house counsel, in addition to costs and expenses otherwise allowed by law.

15. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH THE LEASE, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF, WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

16. Miscellaneous Provisions. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This Agreement is governed by the laws of the State of California without regard to the choice of law rules of that State. This Agreement satisfies any condition or requirement in the Lease relating to the granting of a nondisturbance agreement by Bank. As used herein, the word “include(s)” means “include(s) without limitation,” and the word “including” means “including but not limited to.” Bank, at its sole discretion, may but shall not be obligated to record this Agreement.

NOTICE: THIS AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR LEASE TO OBTAIN A LOAN, A PORTION OF WHICH MAY BE EXPENDED FOR PURPOSES OTHER THAN IMPROVEMENT OF THE PROPERTY.

TENANT:

a

By:

[Printed Name and Title]

By:

[Printed Name and Title]

BORROWER:

a

By:

[Printed Name and Title]

By:

[Printed Name and Title]

BANK:
U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:

[Printed Name and Title]

By:

[Printed Name and Title]

EXHIBIT A

PROPERTY DESCRIPTION

EXHIBIT B

IDENTIFY LEASE AND LIST ALL AMENDMENTS,

SUPPLEMENTS, SIDE LETTERS AND OTHER AGREEMENTS

AND MEMORANDA PERTAINING TO LEASE, PREMISES OR PROPERTY

EXHIBIT C

LIST OF PURCHASE, EXPANSION, FIRST REFUSAL,

EXTENSION AND RENEWAL OPTIONS

EXHIBIT D

LIST ANY EXISTING DEFAULTS OR OFFSETS UNDER LEASE

ACKNOWLEDGMENTS

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
COUNTY OF	)

On                             , before me,                                     , a Notary Public, personally appeared                                               who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
COUNTY OF	)

On                                     , before me,                                              , a Notary Public, personally appeared                                  who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
COUNTY OF	)

On                                     , before me,                                     , a Notary Public, personally appeared                                               who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
COUNTY OF	)

On                                     , before me,                                     , a Notary Public, personally appeared                                          who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
COUNTY OF	)

On                                 , before me,                                 , a Notary Public, personally appeared                                  who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
COUNTY OF	)

On                                         , before me,                                              , a Notary Public, personally appeared                                      who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

RIDER 1

COMMENCEMENT DATE AGREEMENT

Emery Station West, LLC, a California limited liability company (“Landlord”), and Gritstone Oncology, Inc., a Delaware corporation (“Tenant”), have entered into a certain Office/Laboratory Lease dated as of January 28, 2019 (the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date, the Rent Commencement Date and Expiration Date of the Lease as provided for in Section 2.2 of the Lease;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Lease, Landlord and Tenant agree as follows:

1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2. The Commencement Date (as defined in the Lease) of the Lease is                     , 20        .

3. The Rent Commencement Date (as defined in the Lease) of the Lease is                     , 20        .

4. The Expiration Date (as defined in the Lease) of the Lease is                     , 20        .

5. The Monthly Base Rent is:

PERIOD	MONTHLY BASE RENT	MONTHLY RATE PER RENTABLE SQUARE FOOT OF PREMISES

6. Tenant hereby confirms the following:

(a) That it has accepted possession of the Premises pursuant to the terms of the Lease;

(b) That the Landlord Work is Substantially Complete; and

Rider 1-1

(c) That the Lease is in full force and effect.

7. Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

8. The Lease and this Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between Landlord and Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

TENANT:
Gritstone Oncology, Inc. a Delaware corporation

By:

Print Name:

Its:

By:
Print Name:
Its:

LANDLORD:
Emery Station West, LLC, a California limited liability company

By:	ES West Associates, LLC a California limited liability company, its Managing Member

	By:	Wareham-NZL, LLC a California limited liability company, its Manager

		By:	/s/ Richard K. Robbins
Richard K. Robbins
Manager

Rider 1-2